DEBTOR-IN-POSSESSION CREDIT AGREEMENT
by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Lead Arranger, Book Runner,
Syndication Agent, and Documentation Agent,

THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,

and
ERICKSON INCORPORATED
and
ERICKSON HELICOPTERS, INC.
as Borrowers,

Dated December 8, 2016 (and effective as of the Filing Date)

TABLE OF CONTENTS
Page

1.	DEFINITIONS AND CONSTRUCTION. 1

1.1	Definitions 1

1.2	Accounting Terms 1

1.3	Code 3

1.4	Construction 3

1.5	Time References 4

1.6	Schedules and Exhibits 4

2.	LOANS AND TERMS OF PAYMENT. 4

2.1	Revolving Loans. 4

2.2	[Intentionally Omitted]. 6

2.3	Borrowing Procedures and Settlements. 6

2.4	Payments; Reductions of Commitments; Prepayments. 13

2.5	Promise to Pay; Promissory Notes 19

2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. 19

2.7	Crediting Payments 21

2.8	Designated Account 21

2.9	Maintenance of Loan Account; Statements of Obligations 21

2.10	Fees. 22

2.11	Letters of Credit. 23

2.12	LIBOR Option. 31

2.13	Capital Requirements 33

2.14	Liens; Conflicts. 35

2.15	Joint and Several Liability of Borrowers. 35

3.	CONDITIONS; TERM OF AGREEMENT. 37

3.1	Conditions Precedent to the Initial Extension of Credit 37

3.2	Conditions Precedent to all Extensions of Credit 38

3.3	Maturity 38

3.4	Effect of Maturity 38

3.5	Early Termination by Borrowers 38

4.	REPRESENTATIONS AND WARRANTIES. 39

4.1	Due Organization and Qualification; Subsidiaries 39

4.2	Due Authorization; No Conflict. 40

4.3	Governmental Consents 40

4.4	Binding Obligations; Perfected Liens 40

4.5	Title to Assets; No Encumbrances 41

4.6	Litigation 41

4.7	Compliance with Laws 41

4.8	No Material Adverse Effect 41

4.9	No Fraudulent Conveyance 42

4.10	Employee Benefits 42

4.11	Environmental Condition 42

4.12	Complete Disclosure 42

4.13	Patriot Act 42

4.14	Indebtedness 43

4.15	Payment of Taxes 43

4.16	Margin Stock 43

4.17	Governmental Regulation 43

4.18	Sanctions, Corruption, Export Control 44

4.19	Employee and Labor Matters 44

4.20	[Intentionally Omitted]. 45

4.21	Leases 45

4.22	Eligible Accounts 45

4.23	Eligible Inventory 45

4.24	Location of Inventory 45

4.25	[Reserved] 45

4.26	[Reserved] 45

4.27	Hedge Agreements 45

4.28	Section 1110 45

4.29	Material Contracts 46

4.30	Spare Parts. 46

4.31	Engines. 48

4.32	Eligible Aircraft. 49

4.33	FAA Certificates, Licenses, and Permits 51

4.34	Other FAA Certificates, Licenses, and Permits 51

4.35	Negative Pledge on Aircraft 51

4.36	Matters Relating to Liens and Property Rights 51

4.37	Budget 51

4.38	Financing Order 52

5.	AFFIRMATIVE COVENANTS. 52

5.1	Financial Statements, Reports, Certificates 52

5.2	Reporting; Inventory Records 52

5.3	Existence 52

5.4	Maintenance of Properties 52

5.5	Taxes 52

5.6	Insurance. 53

5.7	Inspection 54

5.8	Compliance with Laws 54

5.9	Environmental 55

5.10	Disclosure Updates 55

5.11	[Intentionally Omitted]. 55

5.12	Further Assurances 55

5.13	Chief Restructuring Officer 56

5.14	Location of Eligible Inventory, Eligible Aircraft, and Chief Executive Offices 56

5.15	Bank Products 56

5.16	Excess Borrowing 56

5.17	Material Contracts 57

5.18	FAA Matters; Citizenship 57

5.19	Eligible Inventory 57

5.20	Eligible Engines. 59

5.21	Eligible Aircraft. 60

5.22	Bankruptcy Transaction Milestones 61

6.	NEGATIVE COVENANTS. 61

6.1	Indebtedness 61

6.2	Liens 61

6.3	Restrictions on Fundamental Changes 61

6.4	Disposal of Assets 61

6.5	Nature of Business 61

6.6	Prepayments and Amendments 62

6.7	Restricted Payments 62

6.8	Accounting Methods 62

6.9	Investments 63

6.10	Transactions with Affiliates 63

6.11	Use of Proceeds 63

6.12	Limitation on Issuance of Equity Interests 64

6.13	Sanctions, Corruption, Export Control 64

6.14	[Reserved] 64

6.15	Financing Order; Administrative Expense Priority; Payments 64

7.	BUDGET COMPLIANCE. 65

8.	EVENTS OF DEFAULT. 65

8.1	Payments 65

8.2	Covenants 66

8.3	Judgments 66

8.4	Voluntary Bankruptcy, Etc. 66

8.5	Involuntary Bankruptcy, Etc. 66

8.6	Default Under Other Agreements 67

8.7	Representations, etc 67

8.8	Guaranty 67

8.9	Security Documents 67

8.10	Loan Documents 68

8.11	Change of Control 68

8.12	Bankruptcy Matters. 68

9.	RIGHTS AND REMEDIES. 70

9.1	Rights and Remedies 70

9.2	Remedies Cumulative 71

9.3	[Reserved.] 71

10.	WAIVERS; INDEMNIFICATION. 71

10.1	Demand; Protest; etc 71

10.2	The Lender Group's Liability for Collateral 71

10.3	Indemnification 72

11.	NOTICES. 73

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. 74

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS. 77

13.1	Assignments and Participations. 77

13.2	Successors 82

14.	AMENDMENTS; WAIVERS. 82

14.1	Amendments and Waivers 82

14.2	Replacement of Certain Lenders. 84

14.3	No Waivers; Cumulative Remedies 85

15.	AGENT; THE LENDER GROUP. 85

15.1	Appointment and Authorization of Agent 85

15.2	Delegation of Duties 86

15.3	Liability of Agent 86

15.4	Reliance by Agent 86

15.5	Notice of Default or Event of Default 87

15.6	Credit Decision 87

15.7	Costs and Expenses; Indemnification 88

15.8	Agent in Individual Capacity 89

15.9	Successor Agent 89

15.10	Lender in Individual Capacity 89

15.11	Collateral Matters. 90

15.12	Restrictions on Actions by Lenders; Sharing of Payments. 92

15.13	Agency for Perfection 92

15.14	Payments by Agent to the Lenders 92

15.15	Concerning the Collateral and Related Loan Documents 92

15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information 93

15.17	Several Obligations; No Liability 94

15.18	Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent 94

16.	WITHHOLDING TAXES. 94

16.1	Payments 94

16.2	Exemptions 95

16.3	Reductions 96

16.4	Refunds 97

17.	GENERAL PROVISIONS. 97

17.1	Effectiveness 97

17.2	Section Headings 97

17.3	Interpretation 97

17.4	Severability of Provisions 97

17.5	Bank Product Providers 98

17.6	Debtor-Creditor Relationship 98

17.7	Counterparts; Electronic Execution 99

17.8	Revival and Reinstatement of Obligations; Certain Waivers 99

17.9	Confidentiality 100

17.10	Survival 101

17.11	Patriot Act 101

17.12	Reserved 102

17.13	EAC as Agent for Borrowers 102

17.14	Integration 102

17.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 103

17.16	Intercreditor Agreement an Support Agreement 103

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-3	Initial Budget
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit F-1	Form of Final Order

Schedule A-1	Agent's Account
Schedule A-2	Authorized Persons
Schedule A-3	Aircranes
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Designated Aircraft and Engines as of the Closing Date
Schedule E-2	Aircraft and Engines owned by EAC, Evergreen, and Evergreen Equity
Schedule E-3	Addresses of Spare Parts Located in the United States
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Permitted Sale-Leaseback Transactions
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 2.11	Existing Letters of Credit
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers' Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.15	Taxes
Schedule 4.21	Defaults Under Leases
Schedule 4.29	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.14	Chief Executive Offices
Schedule 5.21	Permitted Dispositions
Schedule 5.22	Milestones
Schedule 6.5	Nature of Business

DEBTOR-IN-POSSESSION CREDIT AGREEMENT
THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this "Agreement"), is entered into as of December 8, 2016 and effective as of the Filing Date (as defined below), by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), as lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Lead Arranger"), as book runner (in such capacity, together with its successors and assigns in such capacity, the "Book Runner"), as syndication agent (in such capacity, together with its successors and assigns in such capacity, the "Syndication Agent"), and as documentation agent (in such capacity, together with its successors and assigns in such capacity, the "Documentation Agent"), ERICKSON INCORPORATED, a Delaware corporation ("EAC") and ERICKSON HELICOPTERS, INC., an Oregon corporation (formerly known as Evergreen Helicopters, Inc., "Evergreen") (Evergreen, together with EAC, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").
WHEREAS, on November 8, 2016 (the "Filing Date"), Borrowers and Guarantors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court");
WHEREAS, Borrowers are continuing to operate their businesses and manage their properties as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code;
WHEREAS, Borrowers have requested that Lenders provide a secured revolving credit facility (the "DIP Revolving Facility") to Borrowers in order to (i) fund the continued operation of Borrowers' businesses as debtor and debtor-in-possession under the Bankruptcy Code and (ii) repay in full the Existing Secured Obligations (as hereinafter defined); and
WHEREAS, the Lenders are willing to make available to Borrowers such postpetition loans, other extensions of credit and financial accommodations upon the terms and subject to the conditions set forth herein.
The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2    Accounting Terms.
(a)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrowers" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
(b)    Notwithstanding clause (a) above, the Loan Parties may, at any time upon not less than ten (10) Business days prior written notice to Agent, adopt IFRS accounting for purposes of preparing and reporting their financial statements and related information. If the adoption in accordance herewith by Loan Parties of IFRS accounting in lieu of GAAP accounting in the preparation and reporting of its financial statements and related information would affect the computation of any financial ratio or requirement or other term or provision set forth in any Loan Document, and either the Administrative Borrower or the Required Lenders shall so request, the Agent and the Administrative Borrower shall negotiate in good faith to amend such ratio, requirement, term or provision to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio, requirement, term or provision, as the case may be, shall continue to be computed in accordance with GAAP and (i) the Administrative Borrower shall provide to Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder (which shall include in any case, revised projections for the forthcoming twelve (12) month period) setting forth a reconciliation between calculations of such ratio, requirement, term or provision made before and after giving effect to such change from GAAP to IFRS accounting by Loan Parties. Within fifteen (15) days following the preparation by or on behalf of Loan Parties of each of their first monthly financial statement on an IFRS basis and their first annual financial statement on an IFRS basis, Loan Parties shall deliver to Agent a reconciliation of such initial monthly and annual financial statements against the corresponding monthly and annual financial statements, respectively, as prepared on a GAAP basis for such periods with respect to the immediately preceding fiscal year of Loan Parties.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, (f) any costs, expenses and contingent indemnification obligations which are not yet due and payable but with respect to which a claim has been or may reasonably be expected to be asserted by Existing Agent, an Existing Lender, Agent or a Lender are backed by standby letters of credit (issued by a bank, and in form and substance reasonably acceptable to Agent) or cash collateralized, in each case in an amount reasonably estimated by Agent to be the amount of costs, expenses and contingent indemnification obligations that may become due and payable, and (g) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and on and after the First Lien Repayment Date and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender's Revolver Commitment, or
(ii)    such Lender's Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount less (2) the aggregate principal amount of Prepetition First Lien Loans outstanding at such time less (3) the Letter of Credit Usage under the Existing First Lien Credit Agreement at such time (after giving effect to Section 2.11(q)), less (4) without duplication, the Letter of Credit Usage under this Agreement at such time less (5) the principal amount of Swing Loans under this Agreement outstanding at such time; and
(B)    the amount equal to the (1) Borrowing Base under this Agreement as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the aggregate principal amount of Prepetition First Lien Loans outstanding at such time less (3) the Letter of Credit Usage under the Existing First Lien Credit Agreement at such time (after giving effect to Section 2.11(q)) less (4) without duplication, the Letter of Credit Usage under this Agreement at such time less (5) the principal amount of Swing Loans under this Agreement outstanding at such time;
provided; for purposes of determinations to be made pursuant to subclause (A) and (B) above, all payments received by Agent or Existing Agent from Borrowers and all proceeds of Collateral received by the Agent or Existing Agent shall, in each case, be deemed to have been applied first to repay the principal amount of the Existing Secured Obligations.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Agreement notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Aircraft Reserves, Engine Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Amount; provided, that Agent will use its commercially reasonable efforts to consult with Administrative Borrower when establishing new or increasing existing Reserves against the Borrowing Base; provided, further, that, absent exigent circumstances, Agent shall notify Borrowers and Term Loan Agent three Business Days prior to the time any such reserve is to be established or increased, but a non-willful failure of Agent to so notify Borrowers and Term Loan Agent shall not be a breach of this Agreement; provided, further, absent exigent circumstances, any failure to so notify Borrowers and Term Loan Agent shall cause such establishment or increase of a reserve to be ineffective until three Business Days following such notice; provided, further, no appraisals or valuations undertaken pursuant to Sections 2.10(c) or 5.7(b) or otherwise may be used by Agent to establish or increase any reserve or otherwise decrease the Borrowing Base. Anything to the contrary in this Agreement notwithstanding, the amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by Agent shall only (i)(x) include reserves under the Existing Borrowing Base in effect as of the Filing Date under the Existing First Lien Credit Agreement, and (y) otherwise, be based solely on events, conditions or circumstances first becoming known to the Agent after the Closing Date (including any prior inaccurate reporting by the Borrowers), in the cases of clauses (i)(x) and (i)(y) above, that (A) have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve, (B) shall be eliminated when the event, condition or other circumstances causing the establishment thereof no longer exists or is no longer relevant to the Borrowers' business as determined in the Agent's Permitted Discretion and (C) with respect to Bank Product Reserves, shall be reduced dollar-for-dollar by any Bank Product Collateralization, (ii) not be established to the extent that such Reserves would be duplicative of any specific item excluded as ineligible in the component definitions of the Borrowing Base and (iii) not include any amounts under the Carveout or Refinancing Accommodation Fee. For purposes of Section 2.1(a)(ii), the amount of the First Lien Repayment shall be deemed to have been applied first to repay the Prepetition First Lien Loans. Other than as set forth in this Section 2.1(c), the Borrowing Base shall be calculated in a manner consistent with the Existing Borrowing Base under the Existing First Lien Credit Agreement.
2.2    [Intentionally Omitted].
2.3    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 10:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(b)    Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and all such Revolving Loans being referred to as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.
(c)    Making of Revolving Loans.
(i)    In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, within 1 Business Day of demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent's sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Protective Advances") or (3) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including Lender Group Expenses and the costs, fees and expenses described in Section 9. Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $10,000,000. Agent shall notify the Lenders as soon as practicable of each Protective Advance.
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $10,000,000, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)    Each Protective Advance and each Overadvance (each, an "Extraordinary Advance") shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) after giving effect to such Extraordinary Advance, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) shall not exceed the Maximum Revolver Amount.
(e)    Settlement. It is agreed that each Lender's funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrowers' or their Subsidiaries' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender's balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender's Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Revolving Loan Exposures plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within two Business Days following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender's or Issuing Bank's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit; and
(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).
(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv), Section 2.4(d), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, first, to reduce the balance of the Prepetition First Lien Loans, second, to reduce the balance of the Revolving Loans outstanding and, third, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to reduce the balance of the Existing Secured Obligations in the manner set forth in the Existing First Lien Credit Agreement,
(B)    second, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(C)    third, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(D)    fourth, to pay interest due in respect of all Protective Advances until paid in full,
(E)    fifth, to pay the principal of all Protective Advances until paid in full,
(F)    sixth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(G)    seventh, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(H)    eighth, to pay interest accrued in respect of the Swing Loans until paid in full,
(I)    ninth, to pay the principal of all Swing Loans until paid in full,
(J)    tenth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances repaid pursuant to clause (e) above) until paid in full,
(K)    eleventh, ratably
i.    ratably, to pay the principal of all Revolving Loans until paid in full,
ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),
iii.    ratably, without duplication, up to the amount (after taking into account (1) any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event and (2) the amount of Bank Product Collateralization held by the applicable Bank Product Providers) of the most recently established Bank Product Reserve to (I) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof,
(L)    twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),
(M)    thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(N)    fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv)    In each instance, so long as no Application Event has occurred and is continuing, the second sentence of Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)    For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation (other than the Refinancing Accommodation Fee to the extent such fee is waived or not payable pursuant to the Support Agreement), including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Termination Date. Subject to Section 2.4(e)(i), Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount not less than the sum of (I) the Revolver Usage as of such date, plus (II) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (III) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000, shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. All mandatory prepayments pursuant to Section 2.4(e)(ii) shall permanently reduce the Maximum Revolver Amount.
(d)    Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(e)    Mandatory Prepayments.
(i)    Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, or (B) the Revolver Usage on such date exceeds the Maximum Revolver Amount, then in the case of (A) or (B), Borrowers shall, within 3 Business Day, prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.
(ii)    Dispositions. Within 2 Business Days of the date of receipt by any Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale, disposition, or loss by such Borrower or any of its Subsidiaries of assets (including casualty losses, proceeds of insurance, and condemnations but excluding sales or dispositions under clauses (a)(i) and (a)(iii), (b), (c), (d), (i), (j), (m), or (n) of the definition of Permitted Dispositions), subject to the Financing Order, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) such Borrower shall have given Agent prior written notice of such Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Borrower or its Subsidiaries and certifies that the conditions set forth in this Section 2.4(e)(ii) have been met, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f). Nothing contained in this Section 2.4(e)(ii) shall permit any Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4. Furthermore, nothing in this Section 2.4(e)(ii) shall permit any Borrower or any of its Subsidiaries to apply the Net Cash Proceeds to the Senior Note Indebtedness or the Term Debt.
(iii)    Extraordinary Receipts. Within 3 Business Days of the date of receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)    Issuance of Indebtedness. Within 3 Business Days of the date of receipt by Borrowers of the Net Cash Proceeds of Indebtedness not permitted to be incurred or issued pursuant to Section 6.1, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of such Net Cash Proceeds.
(v)    Issuance of Equity Interests. Within 3 Business Days of the date of receipt by Borrowers of the Net Cash Proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries (other than Equity Interests by a Subsidiary of the Borrower to its parent company), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of such Net Cash Proceeds.
(vi)    Disgorgement. In the event that the Lenders are required to repay or disgorge to Borrowers or any representatives of the Borrowers' estate (as agents, with derivative standing or otherwise) all or any portion of the Existing Secured Obligations authorized and directed to be repaid pursuant to the Financing Order, or any payment on account of the Existing Secured Obligations made to any Lender is rescinded for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action, or any other action, suit, proceeding or claim brought under any other provision of any applicable Bankruptcy Code or any applicable state or provincial law, or any other similar provisions under any other state, federal or provincial statutory or common law (all such amounts being hereafter referred to as the "Avoided Payments"), then, in such event, Borrowers shall prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by Borrowers or any representative of the Borrowers' estate.
(f)    Application of Payments. Each prepayment pursuant to Section 2.4(e) shall be applied in the manner set forth in Section 2.4(b)(ii).
2.5    Promise to Pay; Promissory Notes.
(a)    Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:
(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.
(c)     Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,
(i)    all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(ii)    the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)); provided, that Borrowers shall pay the "DIP Revolving Facility Fees" in accordance with the terms and conditions of the Final Order within five (5) days after receipt of the applicable summary invoice (which may be redacted for privileged purposes). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a), (D) as and when incurred or accrued, all non-out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (E) if Borrowers do not pay any such Lender Group Expenses within 5 Business Days of the date of Borrowers' receipt of written notice thereof, all out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (F) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (G) as and when incurred or accrued, the fronting fees and all other commissions, fees, and charges provided for in Section 2.11(k), (H) if Borrowers do not pay any other Lender Group Expenses within 5 Business Days of the date of Borrowers' receipt of written notice thereof, all other Lender Group Expenses, and (I) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further, that the applicable delays set forth in the foregoing clauses (F) and (I) shall not be applicable (and Agent shall be entitled to immediately charge to the Loan Account) at any time that an Event of Default has occurred and is continuing. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8    Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10    Fees.
(a)    [Reserved].
(b)    Servicing Fee. Borrowers shall pay to Agent a monthly servicing fee of $5,000, which fee shall be due and payable, in arrears, (a) on the first day of each month, commencing on the first day of the month immediately following the Closing Date through and including the first day of the month prior to the date on which all of the Obligations have been indefeasibly paid in full in cash, all Letters of Credit have been cash collateralized or returned for cancellation pursuant to this Agreement, and this Agreement has been terminated (the "Payoff Date"), and (b) the Payoff Date, and which servicing fee shall be for Agent's sole and separate account and not for the account of an Lender; provided, however, that such fee shall be paid in lieu of any servicing fee owing under that certain fee letter dated as of May 2, 2013 executed by Borrowers in favor of Agent and constituting an Existing Loan Document.
(c)    Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Borrower's or its Subsidiaries' business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than (i) one (1) field examination per each calendar quarter, (ii) one (1) appraisal of the Inventory (including Spare Parts) prior to the Maturity Date, or (iii) one (1) appraisal of each Aircraft, together with its respective Engines, Propellers, and Appliances, prior to the Maturity Date; provided, further, any such appraisal of the Aircraft, together with its respective Engines, Propellers, Appliances and any Spare Parts shall be performed by HeliValue$, Inc., or such other appraiser acceptable to the Agent and reasonably acceptable to the "Required Lenders" as defined in the Term Debt Credit Agreement.
Anything to the contrary in this Agreement notwithstanding, this Agreement and the other Loan Documents shall not include any fees, including any closing fee, arrangement fee, commitment fee, unused commitment fee, exit fee, prepayment fee or penalty, servicing fee or other similar fees, other than (i) the fees expressly set forth in this Section 2.10, (ii) fees, disbursements and other charges of the Agent and Lenders set forth in the definition of “Lender Group Expenses” and (iii) any fees directly related to an amendment or waiver of a Loan Document.
2.11    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Borrowers or one of its Subsidiaries in respect of(x) a lease of real property, or (y) an employment contract.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed $30,000,000, or
(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or
(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    Issuing Bank's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or
(x)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
(g)    in each case, including that resulting from the Letter of Credit Related Person's own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(h)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers' aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(i)    Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank's use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers' purposes. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(j)    Borrowers' reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that any Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(vi)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(vii)    the fact that any Default or Event of Default shall have occurred and be continuing;
(k)    provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(l)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank's rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(m)    Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of .250% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(n)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(o)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(p)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
(q)    Schedule 2.11 hereto contains a list of all letters of credit outstanding on the Filing Date pursuant to the Existing First Lien Credit Agreement. For the period from and after the effective date of the Interim Order, each such letter of credit set forth on Schedule 2.11, including any extension or renewal thereof that remains outstanding on the effective date of the Interim Order (each, as amended from time to time in accordance with the terms thereof and hereof an "Existing Letter of Credit") shall be deemed Letters of Credit re-issued hereunder for the account of Borrowers, for all purposes of this Agreement, including, without limitation, calculations of Availability, the Borrowing Base, Letter of Credit Usage and all other fees and expenses relating to the Letters of Credit (including any related indemnification obligations), Issuing Lender hereby assumes and agrees to perform any and all duties, obligations and liabilities to be performed or discharged by the issuers of the Existing Letters of Credit. Borrowers agree to execute and deliver such documentation, if any, reasonably requested by Agent, or an Issuing Lender to evidence, record, or further the foregoing deemed re-issuance.
(r)    The expiration date of each Letter of Credit other than the Existing Letters of Credit, shall be on a date that is not later than fifteen (15) days prior to the Maturity Date unless Borrower provides Letter of Credit Collateralization for the obligations and reimbursement obligations associated with such Letters of Credit; provided, that a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive periods of up to twelve (12) months for each period; provided, further, that the applicable Issuing Lender has the right to terminate such Letter of Credit on each such expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the fifteenth (15th) day prior to the Maturity Date unless Borrowers provide Letter of Credit Collateralization for the obligations and reimbursement obligations associated with such Letters of Credit. Upon direction by Agent or Required Lenders, the applicable Issuing Lender shall not renew any such Letter of Credit at any time during the continuance of an Event of Default; provided, that in the case of a direction by Agent or Required Lenders, the Issuing Lender receives such directions prior to the date notice of non-renewal is required to be given by the Issuing Lender and the Issuing Lender has had a reasonable period of time to act on such notice.
2.12    LIBOR Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.
(b)    LIBOR Election.
(i)    Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrowers' election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c)    Conversion. So long as no Event of Default has occurred and is continuing, Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)    Special Provisions Applicable to LIBOR Rate.
(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank's, such Lender's, or such holding companies' capital as a consequence of Issuing Bank's or such Lender's commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank's or such Lender's right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
(d)    The provisions of this Section 2.13 shall survive termination of this Agreement and repayment in full of the Obligations.
2.14    Liens; Conflicts.
(a)    The Liens of Agent, for the benefit of the Lenders, on the Collateral shall have the priority set forth in the Financing Order.
(b)    In the event of any conflict between the provisions this Agreement, the other Loan Documents and any Existing Loan Documents, on the one hand, and the Financing Order, on the other hand, the Financing Order shall govern and control.
2.15    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i)    Notwithstanding anything to the contrary in the foregoing, no Borrower that is not a Qualified ECP Guarantor shall be jointly and severally liable for any Excluded Swap Obligations in respect of such Borrower.
(j)    Each Borrower that is a Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower to guaranty and otherwise honor all Obligations in respect of Swap Obligations. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 2.15(j) constitute, and this Section 2.15(j) shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(k)    Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.
3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).
3.2    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder, including the deemed issuance of the Existing Letters of Credit on the Closing Date) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of each Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and
(c)    no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, or any Lender.
3.3    Maturity. This Agreement shall continue in full force and effect for a term ending on the Termination Date.
3.4    Effect of Maturity. On the Termination Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full in accordance with Section 1.4. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.
3.5    Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of early termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and as of date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the Closing Date or the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by EAC. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)    Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's or any of its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2    Due Authorization; No Conflict.
(a)    Subject to the approval of the Bankruptcy Court pursuant to the Financing Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    Subject to the approval of the Bankruptcy Court pursuant to the Financing Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interest of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain which could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3    Governmental Consents. Subject to approval of the Bankruptcy Court pursuant to the Financing Order, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect.
4.4    Binding Obligations; Perfected Liens.
(a)    Subject to the approval of the Bankruptcy Court and pursuant to the Financing Order, each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.
(b)    Subject to the approval of the Bankruptcy Court and pursuant to the Financing Order, Agent's Liens in the Collateral are validly created, perfected and have the priorities set forth in the Financing Order.
4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6    Litigation.
(a)    Other than the filing, commencement and continuation of the Bankruptcy Case, there are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties' and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7    Compliance with Laws. Except as otherwise permitted by the Bankruptcy Code or pursuant to any order of the Bankruptcy Court, which order shall be in form and substance acceptable to Agent, no Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since September 30, 2016, other than the filing, commencement and continuation of the Bankruptcy Case and the events that customarily result from the filing, commencement and continuation of the Bankruptcy Case (including any litigation resulting therefrom), no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.
4.9    No Fraudulent Conveyance. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10    Employee Benefits. Except as set forth on Schedule 4.10, no Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.
4.11    Environmental Condition. Except as set forth on Schedule 4.11, (a) to each Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower's knowledge, after due inquiry, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
4.13    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15    Payment of Taxes. Except to the extent subject to the automatic stay of Section 362 of the Bankruptcy Code and as otherwise permitted under Section 5.5, or as set forth on Schedule 4.15 hereto, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. To the extent consistent with the Budget and the Financing Order, each Loan Party and each of its Subsidiaries have made adequate provision to the extent required by, and in accordance with, GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.18    Sanctions, Corruption, Export Control.
(a)    None of any Loan Party, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries is an Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
(b)    None of any Loan Party, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any Loan Party or any of its Subsidiaries is aware or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable antibribery law or anticorruption law, including, but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Loan Parties and their respective Subsidiaries and, to the knowledge of Borrower, its Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations (including other applicable anticorruption laws) and have instituted and maintain policies and procedures designed to ensure, and which are reasonable expected to continue to ensure, continued compliance therewith.
(c)    Each Loan Party and each of its Subsidiaries is in compliance in all material respects with all relevant export, reexport and import laws applicable to such Loan Party or such Subsidiary, as the case may be. None of any Loan Party or any of its Subsidiaries has shipped or provided any item for delivery to, and are not currently providing any services in or to, a country, entity or individual in violation of any applicable export or reexport laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury, United States Department of Commerce, or United States Department of State, and are not currently providing any Services, to a country or an individual in violation of any export or reexport laws.
4.19    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Borrower or its Subsidiaries. None of any Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from any Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20    [Intentionally Omitted].
4.21    Leases. Except as set forth on Schedule 4.21 or to the extent any lease obligations are rejected in accordance with the Budget and pursuant to the Bankruptcy Case, each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business where Collateral is located and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.22    Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Spare Parts Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers' business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
4.23    Eligible Inventory. As to each item of Inventory that is identified by the Borrowers as Eligible Inventory, in a Borrowing Base Certificate submitted to Agent, such Inventory is (not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
4.24    Location of Inventory. The Inventory of Borrowers and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule E-3 (as such Schedule may be updated pursuant to Section 5.2 (and Schedule 5.2 thereof).
4.25    [Reserved].
4.26    [Reserved].
4.27    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, each Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
4.28    Section 1110. With respect to the Aircraft, Engines, and Spare Parts that are owned by Evergreen and Evergreen Alaska, that constitute Collateral, and that were first placed into service after October 22, 1994, and except as otherwise provided in the Financing Order, the Agent, is entitled to the benefit of Section 1110 of the Bankruptcy Code in connection with the exercise of its remedies under this Agreement or any of the other Loan Documents in respect of any such Aircraft, Engines, or Spare Parts.
4.29    Material Contracts. Set forth on Schedule 4.29 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts (other than the Term Debt Documents, the Senior Notes Documents, the Seller Notes, and the Preferred Equity Documents) of each Loan Party and its Subsidiaries as of the most recent date on which Borrowers provided the Compliance Certificate pursuant to Section 5.1; provided, however, that Borrowers may amend Schedule 4.29 to add or remove Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrowers provide the Compliance Certificate. Each Material Contract (including the Term Debt Documents, the Senior Notes Documents, the Seller Notes, and the Preferred Equity Documents) other than those that have expired at the end of their normal terms (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower's knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary to the extent any such default could reasonably be expected to have a Material Adverse Effect.
4.30    Spare Parts.
(a)    The Spare Parts Loan Parties keep correct and accurate records itemizing and describing the type, quality, and quantity of their Spare Parts. The Spare Parts Loan Parties have full legal and beneficial ownership to such Spare Parts, free and clear of all Liens other than Permitted Liens.
(b)    Each Rotable, Expendable, and other Spare Part that is identified by Borrowers as Eligible Inventory in the most recent Borrowing Base Certificate submitted to Agent (i) is, as of the date of such Borrowing Base Certificate, of good and merchantable quality, free from material defects, serviceable in accordance with each Spare Parts Loan Party's Maintenance Program and its manufacturer's limits, in good operating condition and ready for immediate use or operation in accordance with each Spare Parts Loan Party's Maintenance Program and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by the FARs, (ii) is, as of the date of such Borrowing Base Certificate, not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory, (iii) is, as of the date of such Borrowing Base Certificate, accurately described in such Borrowing Base Certificate (including by manufacturer's serial number or manufacturer's part number, as applicable, if a serialized Spare Part that the Spare Parts Loan Parties customarily track by serial number and location, and as to whether it is a Rotable or Expendable), and (iv) is not installed on an Aircraft or Engine.
(c)    (i) Except to the extent expressly permitted by Section 5.19(b) or Section 5.19(e), the Spare Parts of the Spare Parts Loan Parties are in the possession and control of the Spare Parts Loan Parties, held for use in Spare Parts Loan Parties' business, and only located at the locations identified on Schedule E-3 of this Agreement (as such Schedule may be updated from time to time pursuant to Section 5.2 and Schedule 5.2 thereto); and (ii) except for Spare Parts that are identified by Borrowers in the most recent Borrowing Base Certificate submitted to Agent and owned by Evergreen or Evergreen Alaska and Spare Parts owned by Evergreen or Evergreen Alaska and located at the designated locations set forth in the Spare Parts Security Agreement recorded with the FAA, there is no Eligible Inventory (including "appliances" and "spare parts" as defined in 49 CFR) owned or maintained by or for or on behalf of an "air carrier" certificated under 49 USC 44705.
(d)    The most recently delivered Spare Parts Inventory system/perpetual report delivered to Agent contains a list of all Spare Parts of the Spare Parts Loan Parties as of the date of delivery and includes the item numbers and names, country codes, item group codes, status codes, warehouse codes, on hand amount, inventory value, and all other information reasonably requested by Agent) (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting). The Spare Parts listed on such report are covered by Warranties applicable thereto that are at least as extensive as the warranties that are maintained by similarly situated businesses in accordance with industry practice, and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.
(e)    The Spare Parts owned by the Spare Parts Loan Parties and located in the United States are primarily maintained for the purposes of installing such Spare Parts on Aircraft, Engines, Propellers, or Appliances operated by Borrowers and Evergreen Equity.
(f)    Each Spare Parts Loan Party possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Spare Parts (to the extent such Spare Parts Loan Party performs any of such actions) or to the maintenance, use, operation, or sale of any of its Spare Parts.
(g)    Each Spare Parts Loan Party uses, stores, maintains, overhauls, repairs and refurbishes (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of its Spare Parts, and maintains books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by a Spare Parts Loan Party so long as (i) such protest is instituted promptly and prosecuted diligently by such Spare Parts Loan Party in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any Spare Part or diminution in value of any Spare Part as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Spare Parts Loan Party, Agent, or any of the Lenders as a result of such contest, (iv) Agent is reasonably satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent's Liens on such Spare Parts, and (v) there is no material risk of any adverse effect on the ownership interest of such Borrower in such Spare Part.
(h)    (i) The only Spare Parts Tracking Systems currently used by the Spare Parts Loan Parties to track the location, use and maintenance status of their Spare Parts is Dynamics AX and AV TRACK, (ii) each of the license agreements with respect to such Spare Parts Tracking System is a non-exclusive license in perpetuity for which Spare Parts Loan Parties paid a one-time fee and has no further on-going payment obligations of any nature whatsoever, and (iii) each Spare Parts Loan Party has duly granted a security interest in such Spare Parts Tracking System under the Spare Parts Security Agreement, without any requirement for prior written consent of the licensor of such Spare Parts Tracking System.
4.31    Engines.
(a)    Borrowers and Evergreen Equity keep correct and accurate records itemizing and describing the type, quality, and quantity of its Engines and of all major components thereof. In the case of (i) Engines identified by Borrowers as Eligible Engines in the most recent Borrowing Base Certificate submitted to Agent and (ii) all other Engines that are Collateral, in each case, a Borrower or Evergreen Equity has full legal and beneficial ownership to such Engines, free and clear of all Liens (other than Permitted Liens).
(b)    Each Engine that is identified by Borrowers as an Eligible Engine in the most recent Borrowing Base Certificate submitted to Agent is, as of the date of such Borrowing Base Certificate, (i) either (A) of good and merchantable quality, free from material defects, and the Engine manufacturer's limits, in good operating condition (ordinary wear and tear excepted) and ready for immediate use or operation in accordance with the FARs and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by the FARs, or (B) is subject to Eligible Maintenance, (ii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Engines, and (iii) accurately described in such Borrowing Base Certificate (including by manufacturer's serial number).
(c)    Except to the extent expressly permitted by Section 5.20(a), the Engines of Borrowers or Evergreen Equity that constitute Collateral are in the possession and control of Borrowers or Evergreen Equity, held for use in Borrowers' or Evergreen Equity's business and, other than Engines that are the subject of a Permitted Spare Parts Installation, are only located at the locations identified on Schedule E-2 (as such schedule may be updated pursuant to Section 5.2 (and Schedule 5.2 thereof).
(d)    Annex A of each of the Aircraft and Engines Security Agreements contains a true and complete summary description by manufacturer, model and serial number of all of the Eligible Engines, as of each date that this representation and warranty is given. The Eligible Engines on such Annex A are covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Engines purchased on an as-is basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice. The Engines owned or leased by Borrowers or Evergreen Equity are primarily maintained for the purposes of installing such Engines on Aircraft operated by Borrowers or Evergreen Equity.
(e)    Each of each Borrower and Evergreen Equity possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Engines (to the extent such Borrower or Evergreen Equity performs any of such actions) or to the maintenance, use, operation, or sale of any of its Engines.
(f)    Each Borrower and Evergreen Equity use, store, maintain, overhaul, repair and refurbish (or cause a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of their Engines, and maintain books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by a Borrower or Evergreen Equity so long as (i) such protest is instituted promptly and prosecuted diligently by such Borrower or Evergreen Equity in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Engines or diminution in value of such Engines as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Borrower or Evergreen Equity, Agent, or any of the Lenders as a result of such contest, (iv) Agent is satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent's Liens on the Engines that are Collateral, (v) no such Engines are designated as Eligible Engines in the most recent Borrowing Base Certificate delivered to Agent, (vi) there is no material risk of any adverse effect on the ownership interest of such Borrower or Evergreen Equity (as the case may be) in the Engines that are Collateral.
(g)    To each Borrower's knowledge, after due inquiry, all information concerning each Eligible Engine and all other Engines that are Collateral provided by or on behalf of Borrowers or Evergreen Equity to any appraiser at Agent's request is true and correct at the time so provided and no information material to the value of any Eligible Engine and all other Engines that are Collateral (including incident reports with respect to such Engine) was not included in the information provided to such appraiser.
4.32    Eligible Aircraft.
(a)    Full legal and beneficial ownership of each Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate is held by Borrowers or Evergreen Equity and is free and clear of all Liens (other than Permitted Liens).
(b)    Each Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate, (i) is registered with the FAA in the name of a Borrower or Evergreen Equity as owner free and clear of all Liens of record with the FAA (except those in favor of the Agent), (ii) is in good operating condition, free from material defects and is maintained in accordance with the FARs and other applicable laws and has a valid and current airworthiness certificate and other relevant licenses and registrations, (iii) has all applicable serviceability tags applicable thereto and all related applicable back-to-birth records and other documents required by the FARs, (iv) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Aircraft, and (v) is accurately described in such Borrowing Base Certificate (including by manufacturer's serial number and registration number) and its Engines are accurately described in such Borrowing Base Certificate (including by manufacturer's serial number).
(c)    Each Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate is in the possession and control of a Borrower, Evergreen Equity, or a Person providing Eligible Maintenance.
(d)    Each Eligible Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate is covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Aircraft purchased on an as-is basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.
(e)    Each of each Borrower and Evergreen Equity possess all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of the Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate delivered to Agent or any other Aircraft that is Collateral (to the extent such Borrower or Evergreen Equity performs any of such actions) or to the maintenance, use, operation, or sale of any such Aircraft.
(f)    Each Borrower and Evergreen Equity use, store, maintain, overhaul, repair and refurbish (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of the Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate delivered to Agent and all other Aircraft that is Collateral and maintains books and records with respect thereto in compliance with the requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by a Borrower or Evergreen Equity so long as (i) such protest is instituted promptly and prosecuted diligently by such Borrower or Evergreen Equity in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Aircraft or diminution in value of any such Aircraft as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Borrower or Evergreen Equity, Agent, or any of the Lenders as a result of such contest, (iv) Agent is satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent's Liens on such Aircraft, and (v) there is no material risk of any adverse effect on the ownership interest of such Borrower or Evergreen Equity (as the case may be) in such Aircraft.
(g)    Except as disclosed in a written notice from Borrowers to Agent, (i) no Aircraft that is identified by Borrowers as an Eligible Aircraft (including any related Engine) in the most recent Borrowing Base Certificate since the date of such Borrowing Base Certificate has suffered, or become the subject of, any damage or defect the cost of repair of which is more than $2,500,000 and (ii) there are no events, conditions or circumstances that have occurred or exist that could reasonably be expected to cause the Net Orderly Liquidation Value of such Aircraft to be less than the amount set forth in the most recent Borrowing Base Certificate provided to Agent.
(h)    All information concerning each Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate provided to any appraiser at Agent's request is true and correct in all material respects at the time so provided and no information material to the value of any Eligible Aircraft (including incident reports with respect to such Eligible Aircraft) was not included in the information provided to such appraiser.
4.33    FAA Certificates, Licenses, and Permits. Each of Evergreen and Evergreen Alaska holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and each of them is air carrier certificated under 49 U.S.C. 44705. Each of EAC and its Subsidiaries (except Evergreen and Evergreen Alaska) does not hold an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and none of them is an air carrier certificated under 49 U.S.C. 44705. Each of EAC and each of its Subsidiaries possesses all necessary certificates, franchises, air carrier and other licenses, permits, rights, authorizations and concessions and consents which are material to the operation of Aircraft operated by it and routes flown by it and the conduct of its business and operations as currently conducted. None of EAC nor any of its Subsidiaries has received any citation, notice, letter, order, findings, or other communication from any Governmental Authority declaring or suggesting that any Loan Party is, or may be, in violation of the FARs in connection with any aspect of its business.
4.34    Other FAA Certificates, Licenses, and Permits. Each of Evergreen and Evergreen Alaska is an "air carrier" as defined in 49 U.S.C. Section 41102(a). EAC is not an "air carrier" as defined in 49 U.S.C. Section 41102(a). Each of EAC and each of its Subsidiaries possesses all necessary certificates, franchises, air carrier and other licenses, permits, rights, authorizations and concessions and consents which are material to the operation of Aircraft operated by it and routes flown by it and the conduct of its business and operations as currently conducted.
4.35    Negative Pledge on Aircraft. None of the Borrowers or any of their Subsidiaries will create, incur, assume or otherwise cause or suffer to exist or become effective any Lien on any Eligible Aircraft, Eligible Engines, or Eligible Inventory that secures any Indebtedness or any related guarantees (other than Liens to secure (i) the Obligations; and (ii) so long as each of the Existing Intercreditor Agreement and the Intercreditor Agreement is in full force and effect, the Senior Note Indebtedness and the Term Debt. None of the Borrowers or any of their Subsidiaries will create, incur, assume or otherwise cause or suffer to exist or become effective any Lien on any Aircraft, Engines, or Inventory that secures any Indebtedness or any related guarantees other than Permitted Liens on Aircraft that is not Eligible Aircraft, Engines that are not Eligible Engines, and Inventory that is not Eligible Inventory.
4.36    Matters Relating to Liens and Property Rights. The entry of the Financing Order is effective to create in favor of Agent, for the benefit of Lenders, as security for the Obligations, (i) a valid first priority (other than with respect to the Permitted Priority Liens) Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code and (ii) an allowed administrative expense in the Bankruptcy Case having priority under Section 364(c)(1) of the Bankruptcy Code over all other administrative expenses (including, without limitation, such expenses specified in Sections 105, 326, 328, 330, 331, 365, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code), subject only to the Permitted Priority Liens (the "Superpriority Claims").
4.37    Budget. The Budget and any amendments thereto were prepared by Borrowers' financial personnel and represents the good faith estimate of the Borrowers at such time as to the probable course of Borrowers' business and financial affairs, over the periods shown therein, subject to the assumptions stated therein.
4.38    Financing Order. The Financing Order is in full force and effect, is not subject to a pending appeal or motion for leave to appeal or other proceeding to set aside such order and has not been reversed, modified, amended, stayed or vacated except with Agent's written consent.

5.	AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of EAC, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.
5.2    Reporting; Inventory Records. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule. Borrowers shall keep correct and accurate records itemizing and describing the type, quality, and quantity of their and their Subsidiaries' Inventory and the book value thereof.
5.3    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4    Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.
5.5    Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period (including any extensions by virtue of the Bankruptcy Case) all material governmental assessments and taxes with respect to periods after the Filing Date whether real, personal, or otherwise, due and payable by, or imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.
5.6    Insurance.
(a)    Each Borrower will, and will cause each of its Subsidiaries to, at Borrowers' expense, (i) maintain insurance respecting each of each Borrower's and its Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in same or similar businesses (including all-risk ground coverage of each Spare Parts Loan Party's Spare Parts, Engines, Aircraft, and Propellers).  Each Borrower also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) extra expense, public liability, aircraft public liability insurance complying with all applicable regulatory requirements, (including (a) passenger legal liability, and (ii) if such insurance is then generally carried by other helicopter carriers, aircraft war risk and allied perils insurance in accordance with London form AVN52C (as in effect on the date hereof or in accordance with the FAA's Chapter 443 Aviation Insurance Policy as in effect on the date hereof) or its equivalent form reasonably acceptable to the Required Lenders), cargo liability insurance, and war risk and allied perils hull (including confiscation, expropriation, nationalization and seizure by a government other than the United States), terrorist and hijacking insurance, all risk property insurance covering all assets of the Loan Parties (including both real and personal property) general liability, automobile liability complying with all applicable regulatory requirements, product liability insurance, director's and officer's liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent  and in such amounts as required herein or if a limit is not specified, as carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All hull and spares ground and "in transit" insurance shall be on an "agreed" value basis without right of replacement in an amount in each case not less than (i) with respect to Eligible Engines and Eligible Aircraft, the Net Orderly Liquidation Value shown on the most recent Borrowing Base Certificate for all Eligible Engines and for Eligible Aircraft and (ii) with respect to Eligible Inventory, the book value of Eligible Inventory shown on the most recent Borrowing Base Certificate for Eligible Inventory and are to include a Breach of Warranty Endorsement (or equivalent) in favor of Agent.  All deductibles shall be in an amount reasonably satisfactory to Agent (it being understood that the deductibles reflected on the certificates of insurance delivered to Agent on the Closing Date are acceptable to Agent).
(b)    All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard mortgagee or lender loss payable endorsement (as applicable) with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of (i) any loss, individually or in the aggregate, exceeding $2,500,000 covered by its or its Subsidiaries' casualty or business interruption insurance and (ii) any cancellation of any policy of insurance placed with the FAA.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(c)    Each Borrower will, and will cause each of its Subsidiaries to, comply with all insurance obligations and requirements set forth in the Aircraft and Engines Security Agreement and the Spare Parts Security Agreement. In the event of an actual, irreconcilable conflict between the insurance provisions relative to Aircraft or Engines in this Agreement and the insurance provisions in the Aircraft and Engines Security Agreement, the insurance provisions in the Aircraft and Engines Security Agreement shall control and govern.
5.7    Inspection.
(a)    Each Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.
(b)    Each Borrower will, and will cause each of its Subsidiaries to, permit Agent and HeliValue$, Inc. (or such other appraiser acceptable to the Agent and reasonably acceptable to the "Required Lenders" as defined in the Term Debt Credit Agreement) to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate; provided that so long as no Default or Event of Default has occurred and is continuing, (i) Agent and HeliValue$, Inc. (or such other appraiser acceptable to Agent and reasonably acceptable to the "Required Lenders" as defined in the Term Debt Credit Agreement) may only conduct one (1) appraisal and valuation prior to the Maturity Date and (ii) Agent may only conduct one (1) field examination per each calendar quarter.
5.8    Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including any order of the Bankruptcy Court), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9    Environmental. Each Borrower will, and will cause each of its Subsidiaries to,
(a)    Keep any property either owned or operated by any Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)    Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10    Disclosure Updates. Each Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11    [Intentionally Omitted].
5.12    Further Assurances. Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of each Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower or any other Loan Party with a fair market value in excess of $2,500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of a Borrower that is a CFC (or any Subsidiary of such CFC). To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of each Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of EAC, Evergreen, and each of their respective Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).
5.13    Chief Restructuring Officer. Borrowers will continue to retain and engage the Chief Restructuring Officer and such Chief Restructuring Officer will (a) report to the Board of Directors of EAC and (b) will have those powers and duties set forth in the Amendment Fee Letter dated as of November 7, 2016, between Borrowers and Existing Agent. Upon the resignation or termination of the Chief Restructuring Officer or other occurrence rendering the Chief Restructuring Officer incapacitated or unavailable, subject to the approvals required under the Bankruptcy Court, Borrowers shall promptly (and no later than five (5) Business Days after such resignation, termination or such other occurrence) retain a replacement Chief Restructuring Officer acceptable to the Agent and the Borrowers Borrower (it being understood that any director or managing director (or a Person with a similar title) with previous experience as a chief restructuring officer (or similar experience) at Borrowers' Financial Advisor shall be deemed acceptable to the Required Lenders) and the scope of the engagement of such replacement Chief Restructuring Officer and fees shall be reasonably acceptable to the Agent and the Borrowers.
5.14    Location of Eligible Inventory, Eligible Aircraft, and Chief Executive Offices.
(a)    (i) Each Borrower will, and will cause each of its Subsidiaries to, keep its Eligible Inventory only at the locations identified on Schedule E-3 and in transit in the United States between such locations and their chief executive offices only at the locations identified on Schedule 5.14; (ii) Borrowers may update Schedule E-3 as provided pursuant to Section 5.2 (and Schedule 5.2 thereof); and (iii) Borrowers may update Schedule 5.14 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.
(b)    Each of EAC and Evergreen will, and will cause the other Spare Parts Loan Parties to, keep its Eligible Aircraft and Eligible Inventory only in countries that are signatory to the Geneva Convention or the Cape Town Convention.
5.15    Bank Products. The Loan Parties shall continue to maintain at all times during the term of this Agreement their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates.
5.16    Excess Borrowing. Borrowers hereby agree not to request a Revolving Loan if after giving effect to such Revolving Loan and the contemporaneous uses of the proceeds thereof, the Loan Parties' cash and Cash Equivalents would exceed $1,000,000. For purposes of this Section 5.16, the Loan Parties' cash and Cash Equivalents shall exclude (a) funds in the Term Loan Priority Account, (b) amounts necessary to cover checks and wire transfers that have been issued in accordance with the Budget or to be issued within 5 Business Days of the applicable request for a Revolving Loan and otherwise in accordance with the Budget, (c) any Net Cash Proceeds of Permitted Dispositions held in the Deposit Account referenced in Section 2.4(e)(ii)(C) for reinvestment in accordance with Section 2.4(e) and Schedule 5.21, and (d) cash proceeds of EAC's Account with Account Debtor Sterlite in an amount not to exceed $2,500,000, so long as (i) such cash proceeds are held in EAC's Deposit Account number XX0015 with YES BANK in India and (ii) an order satisfactory to Required Lenders amending that certain Order entered by the Bankruptcy Court on November 10, 2016 at Docket No. 41 (I) Authorizing Continued Use of Existing Business Forms and Records; (II) Authorizing Maintenance of Existing Corporate Bank Accounts and Cash Management System, (III) Waiving Certain U.S. Trustee Requirements, and (IV) Authorizing Continuation of Intercompany Transactions With Section 364(A) Administrative Priority is entered by the Bankruptcy Court.
5.17    Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrowers will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.
5.18    FAA Matters; Citizenship. Each of Evergreen and Evergreen Alaska holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and each of them is an air carrier certificated under 49 U.S.C. 44705. Each Borrower will, and will cause its Subsidiaries that are engaged in operations as an "air carrier" operator to, be a United States Citizen holding an FAA air carrier operating certificate as required by the FAA and issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. Each Borrower will, and will cause its Subsidiaries to, possess and maintain all necessary consents, franchises, licenses, permits, rights, authorities and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations from time to time.
5.19    Eligible Inventory.
(a)    (i) Keep all Eligible Inventory only at the locations in the United States; and (ii) keep all Eligible Inventory only at locations identified on Schedule E-3 (as amended pursuant to Section 5.2 (and Schedule 5.2 thereof), (iii) keep all Eligible Inventory fully covered at not less than their book value under Borrowers' "spares" all risk insurance policies, and (iv) keep all Eligible Inventory from being installed or held for installation on an Aircraft or Engine, or otherwise held, by, for, or on behalf an air carrier as defined in 14 CFR 49.  Each Borrower shall, and shall cause each other Spare Parts Loan Party to, also keep all Spare Parts that are Collateral and all Eligible Inventory (except to the extent such Spare Parts are the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.19(e)(ii)) in fenced areas with readily visible signage indicating that the Spare Parts located at such location are subject to a Lien in favor of Agent or otherwise segregated and not commingled with assets that are not Collateral.
(b)    Keep all Spare Parts and other Inventory (except to the extent the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.19(e)) of the Spare Parts Loan Parties not designated as Eligible Inventory only at the locations identified on Schedule E-3 (as amended pursuant to Section 5.2 (and Schedule 5.2 thereof) and not permit any Spare Parts or other Inventory to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person unless a Collateral Access Agreement has been put in place with such Person), provided that: (i) Borrowers may amend Schedule E-3 pursuant to Section 5.2 (and Schedule 5.2 thereof) to add additional locations so long as: (A) such amendment occurs by written notice to Agent not less than 10 Business Days prior to the date on which any Spare Parts are moved to such new location, and (B) such new location is within the United States; (ii) any Spare Part that is not Eligible Inventory may be transported to or from, or be in the possession of or under the control of, a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person for purposes of repair in the ordinary course of Borrowers' business without a Collateral Access Agreement so long as either (A) no Event of Default has occurred and is continuing or would result therefrom, or (B) the aggregate book value of all such Spare Parts in the possession of or under the control of all such Persons, in the aggregate, does not exceed $2,000,000; (iii) so long as such transit is in the United States and in the ordinary course of Borrowers' business, the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to any location identified on Schedule E-3; (iv) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such transit is in the ordinary course of Borrowers' business, and (C) the aggregate book value of all Spare Parts moved to all such foreign locations, in the aggregate, does not exceed $2,500,000 (provided that Spare Parts at such foreign locations shall not count against the dollar amount of Spare Parts permitted to be maintained with third parties pursuant to Section 5.19(b)(ii)(B)), the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to any location outside the United States (including locations outside the United States where such Spare Parts are in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person); (v) so long as such transit is in the ordinary course of Borrowers' business, the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory from any location outside the United States to any other location outside the United States; (vi) so long as such transit is in the ordinary course of Borrowers' business,  the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to the location of Aircraft, Engines, flight simulators or other Equipment to complete a Permitted Spare Parts Installation that is permitted pursuant to Section 5.19(e); and (vii)  the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory pursuant to pool, exchange or lease transactions permitted pursuant to Section 5.19(e).
(c)    Maintain in effect a Spare Parts Tracking System.
(d)    Maintain, with respect to Spare Parts, all records, logs, serviceability tags and other documents and materials required by applicable law, including the FARs, or by the Spare Parts Loan Parties' Maintenance Program.
(e)    Not permit any Spare Parts to be leased, sold, exchanged, attached or installed on any Aircraft, Engine, flight simulator, or other Equipment, or otherwise disposed of; provided, however, that (i) so long as no Overadvance is outstanding or would result therefrom (after having removed any such Eligible Inventory from the Borrowing Base), the Spare Parts Loan Parties may sell Spare Parts that are not Eligible Inventory in the ordinary course of Borrowers' business, (ii) so long as no Overadvance is outstanding or would result therefrom, Borrowers may make Permitted Spare Parts Installations with Eligible Inventory, (iii) the Spare Parts Loan Parties may make Permitted Spare Parts Installations with Spare Parts (other than Eligible Inventory), and (iv) with respect to Spare Parts that are not Eligible Inventory, the Spare Parts Loan Parties may pool, exchange, or lease such Spare Parts in the ordinary course of business so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate book value of all such Spare Parts, in the aggregate, does not exceed $1,000,000.
(f)    Each Borrower, on behalf of each of its Subsidiaries, hereby waives any and all rights that it has or may have in the future to assert or claim against Agent or any of the Lenders or any transferee pursuant to the exercise of remedies under any of the Loan Documents, any mechanic's, repairer's, servicer's, storer's or other Lien against any Collateral, including any Spare Parts, Engines, or Aircraft constituting Collateral. Not permit any of its Spare Parts to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or similar Person except: that any Spare Part that is not an Eligible Inventory may be in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person to the extent expressly permitted by (but without duplication of) Section 5.19(b).
5.20    Eligible Engines.
(a)    (i) Keep each Engine identified as an Eligible Engine in any Borrowing Base Certificate in an Aircraft identified as an Eligible Aircraft in such Borrowing Base Certificate; (ii) keep each Engine that is Collateral (A) only at the locations identified to Agent pursuant to Section 5.2 (and Schedule 5.2 thereof); (B) only at a location in a country that is signatory to the Geneva Convention or the Cape Town Convention, (C) at all times fully covered at not less than their Net Orderly Liquidation Value under Borrowers' "spares" all risk policies while in such transit (and all such Spare Parts in transit at any time are fully covered at not less than the book value under Borrower's "spares" all risk policies); and (iii) notify Agent of new locations owned or leased by a Loan Party on which Eligible Engines or Engines that are Collateral are located so long as (A) such notice occurs by written notice to Agent not less than 20 days prior to the date on which any Engines are moved to such new location, (B) such new location is in a country that is signatory to the Geneva Convention or the Cape Town Convention, and (C) with respect to any such new leased location where Engines that are not Eligible Engines inserted into Eligible Aircraft are kept, within 90 days after the time of such written notification, Borrowers provide Agent with evidence satisfactory to Agent that Borrowers have used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location (provided, however, that so long as Borrowers provide Agent with evidence satisfactory to Agent that Borrowers have used their reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location, if Borrowers fail to deliver to Agent such Collateral Access Agreement within 90 days of the time of such written notification, no Event of Default shall have occurred and be continuing and Agent shall have the right to establish an additional reserve against the Borrowing Base in an aggregate amount equal to 3 months rent under the lease for each such location for which a Collateral Access Agreement has not been delivered). Unless (i) such Engine is in for Eligible Maintenance or (ii) such Engine is in transit in compliance with Section 5.20(a), not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base or any Engine that is Collateral to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person.
(b)    Unless (i) such Engine is in for Eligible Maintenance or (ii) such Engine is in transit in compliance with Section 5.20(a), not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base Certificate or any Engine that is Collateral to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person.
(c)    Unless such Engine is attached to one of the Aircraft operated by a Borrower or Evergreen Equity, not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base Certificate or any Engine that is Collateral to be leased, sold, exchanged or attached or installed on any Aircraft.
(d)    The parties hereto agree that for the purposes of the definition of Prospective International Interest in the Cape Town Convention, the making of the Loans by the Lender Group under this Agreement shall constitute the stated event upon which the Grantor has created or provided for an International Interest in the Aircraft Objects (as such term is defined in the Cape Town Convention) and assigned leases. In addition, without limiting any other provision of this Agreement, Grantor agrees that a Prospective International Interest registration shall be made on the International Registry with respect to each Engine, regardless of whether it is installed on an Airframe.
5.21    Eligible Aircraft.
(a)    Not permit any Aircraft identified in the most recent Borrowing Base Certificate as Eligible Aircraft to be leased, sold, exchanged or otherwise disposed of or be subject to any leasing, pooling, interchange or similar agreement.
(b)    Comply with all terms and conditions of the Aircraft and Engine Security Agreements and not permit any excluding criteria set forth in the definitions of Eligible Aircraft and Eligible Engine to apply to any Aircraft and Engines identified in the most recent Borrowing Base Certificate as Eligible Aircraft or Eligible Engines. Each Loan Party that executes and delivers an Aircraft and Engine Security Agreement shall be permitted to operate Aircraft in foreign jurisdictions as contemplated by Section 3.9 thereof to the extent that such Loan Party is otherwise in compliance with such Section 3.9 and so long as no such Aircraft is Eligible Aircraft (or represented by any Loan Party or any of its Subsidiaries to be Eligible Aircraft), in each case, on and after the date of deregistration of such Aircraft pursuant to such Section 3.9.  The location and operation of any such Aircraft in a foreign jurisdiction as contemplated by any such Section 3.9 shall not be deemed a breach of or default under any covenant, representation or warranty under this Agreement so long as such Loan Party is otherwise in compliance with such Section 3.9 and so long as such Aircraft is not Eligible Aircraft and is not represented by any Loan Party or any of its Subsidiaries to be Eligible Aircraft, in each case, on and after the date of deregistration of such Aircraft pursuant to such Section 3.9.
5.22    Bankruptcy Transaction Milestones. Borrowers will cause the performance and delivery of the items set forth on Schedule 5.22 on or before the dates specified therein with respect to such items (the "Milestones").

6.	NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1    Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2    Liens. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of the Collateral, except for Permitted Liens. Notwithstanding anything to the contrary in this Agreement or other Loan Documents, each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on the Collateral with priority equal to or senior to the Liens created under the Loan Documents, except the Permitted Priority Liens, the Liens securing the Existing Secured Obligations and, solely with respect to the Term Loan Priority Account, the Liens in favor of Term Loan Agent and the Carveout.
6.3    Restrictions on Fundamental Changes. Each Borrower will not, and will not permit any of its Subsidiaries to,
(a)    enter into any merger, consolidation, reorganization, or recapitalization except as permitted in the Support Agreement,
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) without Agent's prior written consent,
(c)    suspend or cease operating a substantial portion of its or their business without Agent's prior written consent, or
(d)    form any new Subsidiary without Agent's prior written consent.
6.4    Disposal of Assets. Other than Permitted Dispositions each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.
6.5    Nature of Business. Each Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6    Prepayments and Amendments. Each Borrower will not, and will not permit any of its Subsidiaries to,
(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire the Term Debt, the Senior Note Indebtedness, the Preferred Equity, or the Seller Debt,
(ii)    optionally prepay, redeem, defease, purchase, or otherwise acquire any other Indebtedness of any Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances; or
(iii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)    The Term Debt Documents to the extent that such amendment, modification, or change constitutes a Prohibited Term Debt Document Amendment,
(ii)    The Senior Note Documents to the extent that such amendment, modification, or change constitutes a Prohibited Senior Notes Amendment,
(iii)    any other agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness that is not already referenced in clauses (i) or (ii) above other than (A) the Obligations in accordance with this Agreement, and (B) Indebtedness permitted under clauses (c), (g), (h), (i), (j), (k) and (o) of the definition of Permitted Indebtedness,
(iv)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or
(v)    any Material Contract that is not already referenced in clause (i), (ii), or (iii) above, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.
6.7    Restricted Payments. Each Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that Permitted Intercompany Advances will be permitted so long as (x) such Restricted Payment is permitted by law and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
6.8    Accounting Methods. Other than as permitted under this Agreement, each Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9    Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10    Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Borrower or any of its Subsidiaries except for:
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Borrower or its Subsidiaries, on the one hand, and any Affiliate of such Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Borrower or its Subsidiaries in excess of $300,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Borrower or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(b)    so long as it has been approved by such Borrower's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Borrower or its applicable Subsidiary,
(c)    so long as it has been approved by such Borrower's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice, and
(d)    transactions permitted by Section 6.3 or any Permitted Intercompany Advance.
6.11    Use of Proceeds. Each Borrower will not use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (b) to fund administrative expenses of each Borrower that are in the Budget (including any variances permitted pursuant to Section 7), (c) to provide payments of "adequate protection" (as set forth in Section 361 of the Bankruptcy Code) to Existing Agent and Existing Lenders with respect to the Existing Secured Obligations when and to the extent provided therefor in the Financing Order and (d) consistent with the terms and conditions hereof, for lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve), in each case as permitted by, and consistent in all respects with, the Budget and the Financing Order (including any variances permitted pursuant to Section 7). No portion or proceeds of the loan hereunder, under the Term Debt Documents, the Carveout or the Collateral may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Existing Agent, Existing Revolving Lenders, Existing Term Loan Agent, Second Priority Noteholders, Agent or the Lenders, Term Loan Agent, or the Term Debt Lenders; provided, however, that no more than $25,000, in the aggregate, of the proceeds of the Term Debt, the Loans and the Collateral may be used by, or to reimburse the fees, cost or expenses of, any statutory committee of unsecured creditors to investigate the prepetition liens and claims of the Existing Agent, Existing Revolving Lenders, Exiting Term Loan Agent and the Second Priority Noteholders.
6.12    Limitation on Issuance of Equity Interests. Except as permitted by the Support Agreement, each Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.
6.13    Sanctions, Corruption, Export Control
(a)    Borrowers will not, and will not permit any of their Subsidiaries to directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as underwriter, advisor, investor, lender or otherwise).
(b)    No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the UK Bribery Act, the FCPA or any other applicable anti-corruption law or otherwise for any payment that could constitute a violation of any applicable anti-bribery law or anti-corruption.
(c)    Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of facilitating the activities of any person, or in any country or territory, in violation of the applicable requirements of the U.S. Export Administration Regulations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency.
6.14    [Reserved].
6.15    Financing Order; Administrative Expense Priority; Payments. Each Borrower shall not:
(a)    seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, except for modifications and amendments joined in or agreed to in writing in advance by Agent;
(b)    seek the use of "Cash Collateral" (as defined in the Financing Order) other than to repay the Existing Obligations without the prior written consent of Agent;
(c)    suffer to exist at any time a priority for any administrative expense or unsecured claim against any Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 503((b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code) or any superpriority claim which is equal or superior to the priority of the Lender Group in respect of the Obligations, except as set forth in the Financing Order;
(d)    suffer to exist the incurrence of any administrative expenses not set forth in the Budget; and
(e)    prior to the date on which the Obligations have been indefeasibly paid in full in cash, all Letters of Credit have been cash collateralized or returned for cancellation pursuant to this Agreement, and this Agreement has been terminated, pay any administrative expenses, except administrative expenses provided for in the Budget subject to the variances permitted pursuant to Section 7.
Notwithstanding the foregoing, each Borrower shall be permitted to pay as the same may become due and payable administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business and to the extent otherwise authorized under the Financing Order, the Budget and this Agreement.

7.	BUDGET COMPLIANCE.
The Borrower will not permit, as of the last day of each Test Period, (i) the sum of the Loan Parties’ actual "Receipts" during such Test Period to be less than 85% of the projected “Receipts” for such Test Period as set forth in the Budget, (ii) the sum of the Loan Parties' actual “Operating Disbursements” during such Test Period to exceed 115% of the projected “Operating Disbursements” for such Test Period as set forth in the Budget and (iii) the sum of the Loan Parties' actual "Cash Flow after Debt Service" for such Test Period to be less than 85% of the projected “Cash Flow after Debt Service” for such Test Period as set forth in the Budget; provided, however, that (x) (A) any variance unfavorable to the Lenders of less than $2,500,000 under clauses (i) and (ii) above and (B) any variance unfavorable to the Lenders of less than $5,000,000 under clause (iii) above, in each case, shall be deemed a permitted variance under this Section 7 and (y) for purposes of calculating any variance under the Budget, projected “Receipts” and projected “Cash Flow after Debt Service” may be adjusted for specifically identified receipts timing items upon approval of Agent (which approval shall not be unreasonably withheld).

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers' affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, or 5.22 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Sections 2, 6, 7, or 9 of the Guaranty and Security Agreement or any other representation, warranty, covenant, or obligation of any of the Loan Parties in the Guaranty and Security Agreement, (v) Sections 3, 4.5, or 5.17 of any of the Aircraft and Engine Security Agreements or any other representation, warranty, covenant, or obligation of any of the Loan Parties in any of the Aircraft and Engine Security Agreements, or (vi) any representation, covenant, or other obligation of any of the Loan Parties in the Spare Parts Security Agreement;
(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3    Judgments. If, after the Filing Date, one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $20,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4    Voluntary Bankruptcy, Etc. Except for any of the Debtors, if an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5    Involuntary Bankruptcy, Etc. Except for any of Debtors, if an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6    Default Under Other Agreements.
(a)    Except for any default with respect to which the exercise of remedies is stayed as a result of the commencement of the Bankruptcy Case and except as otherwise provided in Section 8.6(b), if there is (i) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $20,000,000 or more, and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder, (ii) a default in one or more of the Senior Notes Documents and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right, irrespective of whether exercised, to accelerate the maturity of a Loan Party's or its Subsidiary's obligations thereunder, (iii) a default in one or more of the Seller Notes and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right, irrespective of whether exercised, to accelerate the maturity of a Loan Party's or its Subsidiary's obligations thereunder, (iv) a default in one or more of the Preferred Equity Documents and such default (x) occurs upon a mandatory cash payment obligation thereunder, or (y) results in a right, irrespective of whether exercised, to accelerate a Loan Party's or its Subsidiary's cash payment obligations thereunder, or (v) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries, on the one hand, and Wells Fargo or any of its Affiliates, on the other hand, are parties;
(b)    If, first arising after the Filing Date, there is a default in the Term Debt Documents that results in the acceleration of the maturity of such Loan Party's or its Subsidiary's obligations thereunder.
8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent;
8.10    Loan Documents. If the validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11    Change of Control. If a Change of Control occurs, whether directly or indirectly; or
8.12    Bankruptcy Matters.
(a)    If any Loan Party makes any payment on account of any Indebtedness existing as of the Filing Date, except for any payments expressly authorized by the Financing Order and this Agreement or any payments set forth in the Budget;
(b)     If the Financing Orders are not entered by the dates required by the Milestones (or such other period as Agent and Required Lenders may agree to in writing); or any Financing Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to the Agent;
(c)    If an order with respect to the Bankruptcy Case shall be entered by the Bankruptcy Court (i) appointing a trustee under Section 1104, or an examiner with enlarged powers relating to the operation of the business of the Loan Parties under Section 1106(b) of the Bankruptcy Code or (ii) terminating or reducing the period pursuant to section 1121 of the Bankruptcy Code during which any Loan Party's exclusive rights to file and solicit acceptances for its plan;
(d)    Subject to the entry of the Final Order, if any Person other than a Loan Party in connection with this Agreement or the Existing First Lien Credit Agreement shall assert any claim in the Bankruptcy Case arising under Section 506(c) of the Bankruptcy Code against Agent, any Lender, Existing Agent, any Existing First Lien Lender or the Collateral, and either (i) the same shall remain unopposed by the applicable Loan Party for more than 5 Business Days, or (ii) in any event, any such claim shall not be disallowed, dismissed or withdrawn, with prejudice, within 60 days after the assertion thereof; or if Agent, Lenders, Existing Agent, Existing First Lien Lenders or the Collateral are surcharged pursuant to Sections 105, 506(c), 552 or any other section of the Bankruptcy Code;
(e)    If any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the liens in favor of or claims held by, or an action to recharacterize or subordinate the Agent or Lenders, or the Existing Agent or Existing First Lien Lenders;
(f)    If any Loan Party or any of its Subsidiaries shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Agent or Existing Agent created by any Loan Document or the Financing Order;
(g)    If an order with respect to the Bankruptcy Case shall be entered by the Bankruptcy Court converting the Bankruptcy Case (or any case comprising part of any of the Bankruptcy Case) to a case under chapter 7 of the Bankruptcy Code;
(h)    If any plan of reorganization is filed that, or an order shall be entered by the Bankruptcy Court confirming a reorganization plan in the Bankruptcy Case which, does not (i) require that the Existing Secured Obligations and Obligations under this Agreement be paid in full in cash, including provision for termination of this Agreement and the Existing First Lien Credit Agreement, the Letter of Credit Collateralization in accordance with the provisions of this Agreement or return for cancellation of all Letters of Credit, the cash collateralization of all contingent obligations hereunder and the indefeasible payment in full in cash of all Obligations and all Existing Secured Obligations are otherwise paid in full on or before the effective date of such plan; provided, that the foregoing shall not affect the right of each Lender, if any, to object to any plan of reorganization and (ii) provide for the continuation of the Liens and security interests granted to Agent and priorities until such plan effective date all Obligations and Existing Secured Obligations are paid in full;
(i)    If an order shall be entered by the Bankruptcy Court dismissing the Bankruptcy Case which does not contain a provision for termination of this Agreement and the Existing First Lien Credit Agreement and the Obligations and Existing Secured Obligations are not paid in full on or before such dismissal;
(j)    If an order with respect to the Bankruptcy Case shall be entered, (i) without the express prior written consent of Agent, to revoke, vacate, reverse, stay, modify, supplement or amend this Agreement and the transactions contemplated hereby, any Loan Document or the Financing Order, or (ii) if any Borrower or its Subsidiaries breaches or fails to perform in accordance with the terms of the Financing Order (including the Milestones;
(k)    If the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code (i) to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Loan Parties that have a value in excess of $120,000 in the aggregate or (ii) to state or local environmental or regulatory agency or authority to proceed against, including foreclose (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Loan Parties that have a value in excess of $120,000;
(l)    If a motion shall be filed seeking authority, or an order shall be entered in the Bankruptcy Case, that (a) permits any Loan Party to incur Indebtedness in contravention of the Financing Orders or this Agreement, or (b) permits any Loan Party the right to use cash Collateral other than in accordance with the terms of the Financing Order;
(m)    If proceeds of any sale of Collateral of Borrowers are not directly remitted to Agent at the closing thereof; and if any sale of all or substantially all of the Collateral does not provide sufficient net cash proceeds to cause the Obligations and the Existing Secured Obligations to be not paid in full in accordance with the terms of this Agreement from such proceeds;
(n)    If any motions to sell Collateral or approve procedures regarding the same or any plan or disclosure statement or supplements or amendments thereto (other than motions to sell or swap Collateral that do not require the consent of Agent or Required Lenders hereunder) are not in form and substance reasonably acceptable to Agent, or any orders approving or amending any of the foregoing are not in form and substance reasonably acceptable to Agent;
(o)    If the Chief Restructuring Officer is terminated or disqualified for any reason or is in material breach of his obligations and scope of engagement; provided an event of default shall not occur if upon such termination or disqualification, such chief restructuring officer is replaced by a person satisfactory to the Agent and Required Lenders in accordance with Section 5.13;
(p)     If Alvarez & Marsal is terminated or disqualified for any reason as the Borrowers' Financial Advisor or unless otherwise agreed to by the Agent in writing, the scope of such Financial Advisor’s engagement is reduced from the scope of engagement of such Financial Advisor on the Closing Date; provided an event of default shall not occur if upon such termination or disqualification, Alvarez & Marsal is replaced promptly (and no later than fifteen (15) Business Days) after such termination or such other disqualification) by a financial advisor satisfactory to the Agent and Required Lenders;
(q)    [Reserved];
(r)    If any Loan Party's right to use cash Collateral is terminated pursuant to the Financing Order;
(s)    [Reserved]; or
(t)    default shall be made by Borrowers or any Guarantor in the due observance or performance of any term, condition or obligation contained in the Financing Orders beyond any grace period for such specific default set forth therein or herein.

9.	RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the occurrence and during the continuation of an Event of Default and subject to any notice required under the Financing Orders, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice they will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)    cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;
(c)    subject to the applicable terms, if any, of the Financing Order, the Interim Order or the Final Order, terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;
(d)    subject to the applicable terms, if any, of the Financing Order, the Interim Order or the Final Order, the Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and
(e)    subject to the applicable terms, if any of the Financing Order, the Interim Order or the Final Order exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
9.3    [Reserved.]

10.	WAIVERS; INDEMNIFICATION.
10.1    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2    The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents or any Existing Loan Document, or the transactions contemplated hereby or thereby or the monitoring of Borrowers' and their Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document or any Existing Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder or under the Existing First Lien Credit Agreement (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; (d) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of the purchase, sale, import, export, registration, ownership, replacement, leasing, sub‑leasing, wet-leasing, chartering, operation, maintenance, possession, redelivery, control, use, storage, fuelling, manning or supplying of any Aircraft, any Engine or any Part; (e) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of, the condition, testing, delivery, design, manufacture, modification, repair, refurbishment, insurance, maintenance, overhaul, replacement, removal or disposal of any Aircraft, any Engine or any Part or relating to loss or destruction of or damage to any property or death or injury of or other loss of whatsoever nature suffered by any Person caused by, relating to or arising from or out of (in each case whether directly or indirectly, or due to negligence or strict liability) any of the foregoing matters; (f) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of any design, article or material in any Aircraft, any Engine or any Part or the operation or use thereof constituting an infringement of any patent or other intellectual property right or any other similar right whatsoever; and (g) in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of any Aircraft or any Engine or in securing the release of any Aircraft or any Engine (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	ERICKSON INCORPORATED
5550 S.W. Macadam Avenue, Suite 200 Portland, OR 97239
Attn: .
Fax No.: 503-473-8540

with copies to:	HAYNES AND BOONE, LLP
30 Rockefeller Plaza, 26th Floor New York, NY 10112 Attention: Craig S. Unterberg Fax No.: 212-884-8206

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
Attn: Business Finance Division Manager
Fax No.: 310-453-7413
with copies to:	GOLDBERG KOHN LTD
55 E. Monroe
Suite 3300
Chicago, IL 60603
Attn: Randall L. Klein, Esq. Fax No.: 312-863-7474
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
(b)    IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING OR REFUSES TO EXERCISE JURISDICTION OVER ANY ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PARTIES AGREE THAT SUCH ACTIONS OR PROCEEDINGS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). ] EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF NEW YORK, NEW YORK.
(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1    Assignments and Participations.
(a)    (i)    Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    [Reserved.]
(B)    Agent, Swing Lender, and Issuing Bank; provided that no consent of Agent shall be required in connection with an assignment to a Person that is a Lender (so long as such Lender is not also a noteholder of any of the Senior Notes or Term Debt); provided further that Agent's refusal to consent to an assignment to any holder of the Senior Notes or Term Debt shall not be deemed to be unreasonable other than assignments to a holder of Term Debt in accordance with, and subject to the terms of, the Support Agreement),
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to a natural person,
(B)    no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity,
(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500,
(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire"), and
(H)    each assignment of the assigning Lender shall include the same percentage of its rights and obligations under the Existing Loan Documents (and each Lender hereby agrees that it shall not assign any of its rights under the Existing Loan Documents without a concurrent assignment of the same percentage of its rights and obligations under this Agreement).
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity, , and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Revolving Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.
(j)    Agent shall make a copy of the Register available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)    amend, modify, or eliminate Section 3.1 or 3.2,
(vi)    amend, modify, or eliminate Section 15.11,
(vii)    other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,
(viii)    amend, modify, or eliminate the definitions of "Required Lenders" or "Pro Rata Share",
(ix)    contractually subordinate any of Agent's Liens,
(x)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(xi)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f), or
(xii)    amend, modify, or eliminate any of the provisions of Section 13.1 to permit a Loan Party or an Affiliate of a Loan Party to become an Assignee.
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and Required Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Aircraft, Eligible Inventory, Serviceable New Inventory, Serviceable Used Inventory, Repairable Inventory, Less Than $1500 Inventory, Spare Parts Inventory, and Eligible PPO Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c) and in addition, no such amendment, waiver, modification, elimination, or consent shall amend, without written consent of the required Term Debt Lenders under the Term Debt Credit Agreement modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Aircraft, Eligible Inventory, Serviceable New Inventory, Serviceable Used Inventory, Repairable Inventory, Less Than $1500 Inventory, Spare Parts Inventory, and Eligible PPO Inventory) that are used in such definition or to the extent that any such change results in less credit being made available to Borrowers based upon the Borrowing Base; provided, that the foregoing shall not be required in connection with the exercise of Agent's Permitted Discretion, subject to the terms and provisions of Section 2.1(c), to determine Reserves or eligibility of collateral for borrowing purposes in accordance with this Agreement;
(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;
(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender; provided that the foregoing clause (ii) shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).
14.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers, upon at least 5 Business Days prior irrevocable notice, at their sole cost and expense, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder, and the Non-Consenting Lender shall be deemed to have consented to, authorized, or agreed to (as applicable) such action. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.
15.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents and the Intercreditor Agreement on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, any other Loan Document, or the Intercreditor Agreement, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.
15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including reasonable attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.
15.9    Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
15.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or its Subsidiaries or any deposit accounts of any Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Borrower or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrowers and their Subsidiaries and will rely significantly upon Borrowers' and their Subsidiaries' books and records, as well as on representations of Borrowers' personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9,
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender, and
(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by such Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18    Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent. Each of the Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.	WITHHOLDING TAXES.
16.1    Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
16.2    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
16.3    Reductions.
(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4    Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.
17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8    Revival and Reinstatement of Obligations; Certain Waivers.
(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
(b)    Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, each Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor's partial payment.
17.9    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of the Agent.
(c)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the "Platform") and certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.12    Reserved.
17.13    EAC as Agent for Borrowers. Each Borrower hereby irrevocably appoints EAC as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.14    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.15    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
17.16    Intercreditor Agreement an Support Agreement. Notwithstanding anything herein to the contrary, the Liens and security interest granted to Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy by the Agent with respect to the Collateral (as defined in the Intercreditor Agreement), as the case may be, hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to lien priority, priority of proceeds of Collateral, mandatory prepayments or other rights and remedies in connection with the Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	ERICKSON INCORPORATED, a Delaware corporation

	By:	/s/ David W. Lancelot
	Name:	David W. Lancelot
	Title:	CRO
ERICKSON HELICOPTERS, INC., an Oregon corporation

	By:	/s/ David W. Lancelot
	Name:	David W. Lancelot
	Title:	CRO

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Lead Arranger, as Book Runner, as Syndication Agent, as Documentation Agent, and as a Lender

	By:	/s/ David Klages
	Name:	David Klages
Its Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric Dettmer
Name:	Eric Dettmer
Title:	Vice President

BANK OF THE WEST, as a Lender

By:	/s/ Joel Spencer
Name:	Joel Spencer
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Frank Fazio
Name:	Frank Fazio
Title:	Managing Director

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
"Account" means an account (as that term is defined in the Code) whether arising prior to, on, or after the Filing Date.
"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.
"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Act" means the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time.
"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.
"Administrative Borrower" has the meaning specified therefor in Section 17.13.
"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
"Agent's Liens" means the Liens granted by each Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.
"Agreement" means the Debtor-in-Possession Credit Agreement to which this Schedule 1.1 is attached.
"Aircraft" means any "aircraft" as defined in Section 40102 of the Federal Aviation Act.
"Aircraft Protocol" means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa as the same may be amended or modified from time to time.
"Aircraft and Engine Security Agreements" means (a) an aircraft and engine security agreement executed and delivered by EAC in favor of Agent, in form and substance reasonably satisfactory to Agent, (b) an aircraft and engine security agreement executed and delivered by Evergreen in favor of Agent, in form and substance reasonably satisfactory to Agent, (c) an aircraft and engine security agreement executed and delivered by Evergreen Equity in favor of Agent, in form and substance reasonably satisfactory to Agent, and (d) an aircraft and engine security agreement executed and delivered by Evergreen Alaska in favor of Agent, in form and substance reasonably satisfactory to Agent.
"Aircraft Reserves" means, as of any date of determination, (a) Landlord Reserves; and (b)those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible Aircraft or the Maximum Revolver Amount.
"Aircranes" means the Aircraft, together with any Engines installed thereon, identified on Schedule A-3 to the Agreement, together with (a) any other Aircraft acquired by the Loan Parties to replace the Aircraft on Schedule A-3 and the Engines installed thereon, or (b) any other S-64 aircrane helicopters owned by any Loan Party, together with any Engines installed thereon.
"Appliances" means any "appliance" as defined in Section 40102 of the Federal Aviation Act.
"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table:

Applicable Margin in respect of Base Rate Loans	Applicable Margin in respect of LIBOR Rate Loans
6.50%	7.50%

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
"Authorized Person" means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.
"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
"Avoidance Actions" means any and all claims and causes of action of any Borrower's estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, together with any proceeds therefrom.
"Avoided Payments" has the meaning set forth in Section 2.4(e)(iv).
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bank Product" means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Bank Product Agreements" means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Borrower and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries.
"Bank Product Provider" means (a) Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; and (b) any other Lender approved as a Bank Product Provider in writing by Agent and Borrowers; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
"Bank Product Provider Agreement" means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.
"Bank Product Reserves" means, as of any date of determination, subject to Section 2.1(c) those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of each Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
"Bankruptcy Case" means the cases of Borrowers jointly administered under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court, bearing case number 16-34393 and any superseding chapter 7 case or cases.
"Bankruptcy Code" means the United States Code (11 U.S.C. §§ 101, et seq.), as amended, and any successor statute, as in effect from time to time.
"Bankruptcy Court" has the meaning set forth in the recitals to the Agreement.
"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
"Base Rate Loan" means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
"Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Book Runner" has the meaning set forth in the preamble to the Agreement.
"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.
"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
"Borrowing Base" means, as of any date of determination, subject to Section 2.1(c), the result of:
(a)     85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b)     the lesser of (A) 50% of the book value of Eligible Inventory (other than Eligible PPO Inventory), and (B) 85% of the most recently determined Net Orderly Liquidation Value of Eligible Inventory (other than Eligible PPO Inventory), plus
(c)    the lesser of (A) 85% of the most recently determined Net Orderly Liquidation Value of Eligible PPO Inventory, and (B) $40,000,000,
plus
(d)    the lesser of (A) 85% of the most recently determined Net Orderly Liquidation Value of Eligible Aircraft, and (B) $60,000,000,
minus
(e)    the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.
"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.
"Budget" means, collectively, (a) a thirteen week forecast delivered by the Borrowers to the Agent and the Lenders commencing on the week that the Filing Date occurs and attached hereto as Exhibit B-3 (the "Initial Budget") detailing the Borrower’s projected weekly “Receipts”, “Operating Disbursements” and “Cash Flow after Debt Service”, on a consolidated basis for the Borrowers, together with a written set of assumptions supporting such projections, for the thirteen week period commencing with the week ending October 29, 2016 in form and substance satisfactory to the Agent in its sole discretion and (b) the most recent supplement to such forecast, and all intervening supplements to such forecast, delivered in accordance with Section 5.22 (which supplement may include restated projections for the immediately preceding three weeks during which such supplement was delivered only to adjust for specifically identifiable timing differences (together with the Loan Parties' rational for such adjustments) as approved by the Agent in its sole discretion; provided, that no such supplements to such forecast under clause (b) above shall become the Budget unless the Agent and Required Lenders (under and as defined in the Term Debt Credit Agreement) in their sole discretion approve such supplement to such forecast becoming the Budget (and to the extent that such supplement to such forecast is not approved, the Budget that is then in effect shall continue to constitute the Budget for all purposes of the Agreement).
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California or Oregon, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
"Cape Town Convention" means, collectively, the Aircraft Protocol, the Convention, the International Registry Procedures, and the International Registry Regulations.
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Carveout" has the meaning set forth in the Financing Order.
"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
"Certificated Air Carrier" means an "air carrier" within the meaning of Section 41102(a) of Title 49 of the United States Code, as amended.
"CFC" means a controlled foreign corporation (as that term is defined in the IRC).
"Change of Control" means that:
(a)Permitted Holders fail to own and control, directly or indirectly, 51%, or more, of the Equity Interests of EAC entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of EAC,
(b)    any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Equity Interests of EAC entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of EAC,
(c)    a majority of the members of the Board of Directors of EAC do not constitute Continuing Directors,
(d)    EAC fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party, or
(e)    a change of control under the Existing Term Loan Credit Agreement or the Term Debt Credit Agreement.
"Change in Law" means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Chief Restructuring Officer" means David Lancelot in his capacity as Chief Restructuring Officer or such other officer as is reasonably acceptable to Agent.
"Closing Date" means the date on which Agent sends Borrowers a written notice that each of the conditions precedent set forth in Schedule 3.1 either has been satisfied or has been waived. "Code" means the New York Uniform Commercial Code, as in effect from time to time.
"CFR" means the Code of Federal Regulations.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents. Without limitation of the foregoing, subject to the terms of the Interim Order and Final Order, the Collateral shall include all proceeds of any and all Avoidance Actions.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
"Commitment" means, with respect to each Lender, its Revolver Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Committees" means, collectively, the official committee of unsecured creditors and any other committee formed, appointed or approved in any Chapter 11 Case.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of EAC to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of EAC on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of EAC and whose initial assumption of office resulted from such contest or the settlement thereof.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Convention" means the official English language text of the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted November 16, 2001 at a diplomatic conference held in Cape Town, South Africa as the same may be amended or modified from time to time.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.
"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Deposit Account" means any deposit account (as that term is defined in the Code).
"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).
"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).
"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.
"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.
"DIP Revolving Facility" has the meaning set forth in the preamble to the Agreement.
"Disqualified Equity Interests" shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
"Documentation Agent" has the meaning set forth in the preamble to the Agreement.
"Dollars" or "$" means United States dollars.
"DOT" means the United States Department of Transportation and any agency or instrumentality of the United States government succeeding to its functions, including without limitation, the National Safety Transportation Board.
"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
"EAC" has the meaning specified therefor in the preamble to the Agreement.
"Eligible Accounts" means those Accounts created by each of the Borrowers in the ordinary course of its business, that arise out of each of the Borrower's provision of services or out of the sale of such Borrower's Spare Parts Inventory, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date after notification thereof to Borrowers of the results of such field examination. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)    Accounts that the Account Debtor has failed to pay within 75 days of original invoice date,
(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c)    Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e)    Accounts that (i) are not payable in Dollars or (ii) so long as billed and collected from a location in the United States, are not payable in Canadian Dollars or Australian Dollars
(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in (A) the United States, or (B) so long as billed and collected from a location in the United States, in Canada or Australia, or (ii) is not organized under the laws of (A) the United States, any state thereof, or (B) so long as billed and collected from a location in the United States, in Canada or Australia, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(g)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of such Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), (ii) to the extent required in order to obtain a lien on, perfect, or enforce Agent's Lien against such Accounts, the Accounts with respect to which the Account Debtor is NATO, the United Nations, or the County of Los Angeles (exclusive, however, of such Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727 or the equivalent for NATO, the United Nations, or the County of Los Angeles) or (iii) any state of the United States,
(h)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,
(i)    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit, provided further, however, that (1) the foregoing percentage shall be 15% for Dyncorp; (2) so long the Borrowers have complied with the Assignment of Claims Act, 31 USC §3727 (and the equivalent for NATO, the United Nations, and the County of Los Angeles), the foregoing percentage shall not apply with respect to any Account Debtor that is the United States (or any department, agency, or instrumentality of the United States), NATO, the United Nations, and the County of Los Angeles; and (3) the foregoing percentage shall be increased to 40% for Fluor Daniels.
(j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not paying its debts as they become due, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k)    from and after the delivery of written notice thereof by the applicable Agent to the applicable Borrower, Accounts created after the date of such written notice, the collection of which, the applicable Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,
(l)    Accounts that are not subject to a valid and perfected first priority Agent's Lien,
(m)    Accounts with respect to which (i) the Spare Part giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, and
(o)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for Spare Parts or services.
"Eligible Aircraft" means EAC's, Evergreen's, and Evergreen Equity's now owned or hereafter acquired Aircraft, in each case (i) that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below, (ii) that are maintained and overhauled in conformity with the FARs and all other applicable laws, and (iii) that comply with each of the representations and warranties respecting Eligible Aircraft made in the Loan Documents, provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. An Aircraft shall not be included in Eligible Aircraft if:
(a)    (i) as of the Closing Date, it is not one of the Aircrafts designated on Schedule E-1, and (ii) it is not an Aircraft helicopter owned by EAC, Evergreen, or Evergreen Equity that is identified by the parties pursuant to the appraisal process referenced in clause (j) of this definition,
(b)    EAC, Evergreen, or Evergreen Equity (as applicable) does not have good, valid, and marketable title to such Aircraft,
(c)    the Aircraft is not registered at the FAA in the name of EAC, Evergreen, or Evergreen Equity (as applicable) as owner,
(d)    it is in short-term or long-term storage or is in the possession or control of any bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or other third Person except for a person providing Eligible Maintenance in the United States,
(e)    it is subject to any lease, interchange, pooling, or other similar arrangement,
(f)    (i) it is not subject to a valid and perfected first priority Agent's Lien (including by the filing of the Aircraft and Engine Security Agreements with the FAA and the registration of the Liens on the International Registry), or (ii) it is not free and clear of all Liens (other than so long as the Existing Intercreditor Agreement is in full force and effect, Liens to secure the Existing Term Loan Debt to the extent permitted by clause (s) of the definition of Permitted Liens), Liens to secure the Existing Secured Obligations and so long as the Intercreditor Agreement is in full force and effect, Liens to secure the Term Debt,
(g)    it has not been maintained in accordance with the FARs or other applicable law or the Loan Parties' Maintenance Program or is not in a condition or is otherwise not available for immediate use by a Borrower or Evergreen Equity in (i) relative to EAC, its operations in compliance with the FARs and other applicable laws and its Maintenance Program, and (ii) relative to Evergreen and Evergreen Equity, its air carrier operations in compliance with the FARs and other applicable laws and Evergreen and Evergreen Equity's respective Maintenance Programs,
(h)    it (1) does not have (i) full FAA serviceability tags (and full back-to-birth traceability) for all parts thereof as applicable, or (ii) all manuals, documents, and records required by the FARs or the Loan Parties' Maintenance Program, or delivered or required (including to maintain the effectiveness of any Warranties) by the manufacturer of such Aircraft or (2) unless such Aircraft is no longer under any Warranties, has any material PMA Parts,
(i)    it does not conform in all material respects to the specifications of the Aircraft at delivery from its manufacturer with all modifications thereafter made documented with FAA and manufacturer approved data, or it does not conform to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by the FAA or any other Governmental Authority which has regulatory authority over such Aircraft or its use or by the manufacturer of such Aircraft and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,
(j)    with respect to any Aircraft owned by Evergreen or Evergreen Equity or any Aircraft that has become or is becoming Eligible Aircraft, until Agent has received an appraisal thereof by an appraiser acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion, and all other conditions precedent applicable to a Replacement Airframe (as defined in each of the Aircraft and Engine Security Agreements) in the Aircraft and Engine Security Agreements have been fulfilled with respect to such Aircraft to the satisfaction of Agent in its Permitted Discretion,
(k)    the Aircraft is located in or in route to a country that is not a signatory to the Geneva Convention or the Cape Town Convention,
(l)    the Aircraft is listed on Schedule P-3 hereto indicating that such Aircraft is the subject of a consummated Permitted Sale-Leaseback Transaction as of the Closing Date,
(m)    Borrowers have not caused to be affixed to, and maintained in, the cockpit of such Aircraft, in a clearly visible location on such Aircraft and has not placed in a visible location on each Engine, a placard of reasonable size and shape bearing the legend in English "Mortgaged to Wells Fargo Bank, N.A., as Agent", or
(n)    it (or any related Engine) (i) has suffered an Event of Loss or any event which with the passage of time could reasonably be expected to cause an Event of Loss, or (ii) is the subject of a condemnation, confiscation, seizure or requisition event.
In this Agreement, references to "Eligible Aircraft" include the Engines associated therewith, and such Engines must, in addition to being required to qualify under this definition of Eligible Aircraft and for the representations as to Eligible Engines to be true as to such Engines, also not be excluded by virtue of any of the exclusionary criteria listed in the definition of an Eligible Engine in order for the associated Aircraft to constitute an Eligible Aircraft.
Notwithstanding the above exclusions from Eligible Aircraft, all representations, warranties and covenants applicable to Eligible Aircraft shall apply to any Aircraft designated as Eligible Aircraft in the most recent Borrowing Base Certificate delivered to Agent.
"Eligible Engines" means each Engine of EAC, Evergreen, or Evergreen Equity that (i) is installed in an Aircraft that meets all the eligibility criteria of Eligible Aircraft, (ii) is maintained and overhauled, in conformity with the Loan Parties' Maintenance Program and the FARs and all other applicable laws, (iii) complies with each of the representations and warranties respecting Eligible Engines made in the Loan Documents, and (iv) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. An Engine shall not be included in Eligible Engines if:
(a)    (i) as of the Closing Date, it is not one of the Engines designated on Schedule E-1, and (ii) after the Closing Date it is not an Engine owned by EAC, Evergreen, or Evergreen Equity that is identified by the parties pursuant to the appraisal process referenced in clause (k) of this definition,
(b)    EAC, Evergreen, or Evergreen Equity (as applicable) does not have good, valid, and marketable title thereto,
(c)    it is not registered at the FAA in the name of EAC, Evergreen, or Evergreen Equity (as applicable), as owner
(d)    is not subject to a valid and perfected first priority Agent's Lien (including by the registration of Aircraft and Engine Security Agreements with the FAA and Cape Town) or is not free and clear of all Liens (other than so long as the Intercreditor Agreement is in full force and effect, Liens to secure the Senior Note Indebtedness to the extent permitted by clause (s) of the definition of Permitted Liens),
(e)    it is defective, obsolete, or unserviceable, does not comply with all original equipment manufacturer quality assurance recommendations, is not new or has not been rehabilitated to a fully serviceable condition, has not been maintained in accordance with the FARs or other applicable laws or the Loan Parties' Maintenance Program, or is not in a condition or is otherwise not available for immediate use by EAC, Evergreen, or Evergreen Equity (as applicable) in its Certificated Air Carrier operations in compliance with the FARs and other applicable laws and the Loan Parties' Maintenance Program,
(f)    it (1) does not have (i) full FAA serviceability tags and full back-to-birth traceability for all parts thereof as applicable, or (ii) all manuals, documents, and records required by the FARs or other applicable laws or the Loan Parties' Maintenance Program, or delivered by or required (including to maintain the effectiveness of any Warranties) by the manufacturer of such Engine or (2) unless such Engine is no longer under Warranties, includes any material PMA Parts,
(g)    it does not conform in all material respects to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by any Governmental Authority which has regulatory authority over such Engine or its use or by the manufacturer of such Engine and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,
(h)    Borrowers listed such Engine on Schedule P-3 hereto as being the subject of a consummated Permitted Sale-Leaseback Transaction as of the Closing Date,
(i)    Borrowers have not placed in a visible location on such Eligible Engine, a placard of reasonable size and shape bearing the legend in English "Mortgaged to Wells Fargo Bank, N.A., as Agent",
(j)    it (i) has suffered an Event of Loss or any event which with the passage of time could reasonably be expected to cause an Event of Loss, or (ii) is the subject of a condemnation, confiscation, seizure or requisition event, or
(k)    with respect to any Engine owned by Evergreen or Evergreen Equity, or any Engine that has become or is becoming Eligible Engine after the Closing Date, until Agent has received an appraisal thereof by an appraiser acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion, and all other conditions precedent applicable to a Replacement Engine (as defined in each of the Aircraft and Engine Security Agreements) in the Aircraft and Engine Security Agreements have been fulfilled with respect to such Engine to the satisfaction of Agent in its Permitted Discretion."
"Eligible Inventory" means Spare Parts Inventory of the Spare Parts Loan Parties consisting of Serviceable New Inventory, Serviceable Used Inventory, Repairable Inventory, and Less Than $1500 Inventory and that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date after notification thereof to Borrowers of the results of such field examination; provided further, that the Less Than $1500 Inventory shall not exceed $8,000,000 in the aggregate at any one time. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)    a Spare Parts Loan Party does not have good, valid, and marketable title thereto,
(b)    a Spare Parts Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Spare Parts Loan Party),
(c)    it is not located at one of the locations in the United States (including Alaska) set forth on Schedule E-3 to the Agreement (or in-transit in the United States from one such location to another such location), as such Schedule E-3 may be updated in accordance with Section 5.2 (and Schedule 5.2 thereof) of the Agreement,
(d)    it is located on real property leased by a Spare Parts Loan Party or in a contract warehouse (i.e., a business that handles shipping, receiving, and storage of products on a contract basis), in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
(e)    it is the subject of a bill of lading, warehouse receipt, or other document of title,
(f)    it is not subject to a valid and perfected first priority Agent's Lien (and, in particular, in the case of Evergreen, Evergreen Alaska, or any other Spare Parts Loan Party that is a Certificated Air Carrier, has not recorded a Spare Parts Security Agreement with the FAA or such Inventory is not located at the designated location specified in such Spare Parts Security Agreement) or is not free and clear of all Liens (other than so long as the Intercreditor Agreement is in full force and effect, Liens to secure the Senior Note Indebtedness to the extent permitted by clause (s) of the definition of Permitted Liens),
(g)    it consists of goods returned or rejected by a Spare Parts Loan Party's customers,
(h)    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Spare Parts Loan Party's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,
(i)    such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion,
(j)    such Inventory consists of appliances or spare parts as defined in 14 CFR 49 that are held for installation on an Aircraft or Engine, or otherwise held, by, for, or on behalf an air carrier as defined in 14 CFR 49,
(k)    it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or
(l)    with respect to any Inventory owned by any Spare Parts Loan Party other than EAC or any Inventory that has become or is becoming Eligible Inventory after the Closing Date, such Inventory shall not be Eligible Inventory until Agent has received an appraisal an field examination thereof by an appraiser and field examiner acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion.
"Eligible Inventory" means Spare Parts Inventory of the Borrowers and Evergreen Equity consisting of Serviceable New Inventory, Serviceable Used Inventory, Repairable Inventory, and Less Than $1500 Inventory and that complies with each of the representations and warranties respecting Eligible Inventory and Eligible Spare Parts made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date after notification thereof to Borrowers of the results of such field examination; further provided, that the Less Than $1500 Inventory shall not exceed $8,000,000 in the aggregate at any one time. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)    Borrower does not have good, valid, and marketable title thereto,
(b)    a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),
(c)    it is not located at one of the locations in the United States (including Alaska) set forth on Schedule E-3 to the Agreement (or in-transit in the United States from one such location to another such location), as such Schedule E-3 may be updated in accordance with Section 5.2 (and Schedule 5.2 thereof) of the Agreement,
(d)    it is located on real property leased by a Borrower or in a contract warehouse (i.e., a business that handles shipping, receiving, and storage of products on a contract basis), in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
(e)    it is the subject of a bill of lading, warehouse receipt, or other document of title,
(f)    it is not subject to a valid and perfected first priority Agent's Lien (and, in particular, in the case of Evergreen, Evergreen Equity, or any other Borrower that is a Certificated Air Carrier, has not recorded a Spare Parts Security Agreement with the FAA or such Inventory is not located at the designated location specified in such Spare Parts Security Agreement) or is not free and clear of all Liens (other than so long as the Intercreditor Agreement is in full force and effect, Liens to secure the Senior Note Indebtedness to the extent permitted by clause (s) of the definition of Permitted Liens),
(g)    it consists of goods returned or rejected by a Borrower's customers,
(h)    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,
(i)    such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion,
(j)    such Inventory consists of appliances or spare parts as defined in 14 CFR 49 that is held for installation on an Aircraft or Engine, or otherwise held, by, for, or on behalf an air carrier as defined in 14 CFR 49,
(k)    it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or
(l)    with respect to any Inventory owned by Evergreen or Evergreen Equity or any Inventory that has become or is becoming Eligible Inventory after the Closing Date, such Inventory shall not be Eligible Inventory until Agent has received an appraisal an field examination thereof by an appraiser and field examiner acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion.
"Eligible Maintenance" means, with respect to an Engine or Aircraft, as the case may be, in customary repair and maintenance, in accordance with the Loan Parties' Maintenance Programs and the FARs, that is not expected to and has not taken more than a normal service period to complete, that will result in the applicable Engine or Aircraft, as the case may be, being of good and merchantable quality, free from material defects, serviceable in accordance with the Loan Parties' Maintenance Programs and the Engine's or Aircraft's, as the case may be, manufacturer's limits, ready for immediate use or operation in accordance with Loan Parties' Maintenance Programs and the FARs, and having all serviceability tags applicable thereto and all related applicable back‑to‑birth records and all other documents required by the Loan Parties' Maintenance Programs or the FARs, so long as the Person performing such repairs and maintenance is fully certified by the FAA to do so and, if Eligible Aircraft or Eligible Engines are involved, such Person (other than any Person providing repairs and maintenance on an emergency basis that are not expected to take, and have not taken, more than 30 days) has entered into a Collateral Access Agreement and, the most recent Borrowing Base Certificate submitted to Agent contains a reserve with respect to such repair and maintenance against the Borrowing Base in at least the amount payable to such Person to perform all such repair and maintenance (other than with respect to repairs and maintenance on an emergency basis which commenced after the delivery of the most recent Borrowing Base Certificate to Agent and are not expected to take, and have not taken, more than 30 days).
"Eligible PPO Inventory" shall mean Inventory that qualifies as Eligible Inventory and consists of Spare Parts with an unlimited useful life that can be overhauled in perpetuity, and therefore should be treated as a fixed asset (including, without limitation, free turbines, gear boxes, rotor heads, fuel controls, automatic flight control systems, and servo assemblies), in each case that are tracked by serial number on a report that is separate from the perpetual inventory report.
"Engine" means any "aircraft engine" as defined in Section 40102 of the Federal Aviation Act.
"Engine Reserves" means, as of any date of determination, (a) Landlord Reserves and (b)those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible Aircraft or the Maximum Revolver Amount.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Equipment" means equipment (as that term is defined in the Code).
"Equity Interest" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of any Borrower or its Subsidiaries under IRC Section 414(o).
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Event of Loss" has the meaning specified therefor in the Aircraft and Engine Security Agreements.
"Evergreen" has the meaning specified therefor in the preamble to the Agreement.
"Evergreen Alaska" means Erickson Transport, Inc., an Alaska corporation.
"Evergreen International" means Evergreen Helicopters International, Inc., a Texas corporation.
"Evergreen Equity" means Evergreen Equity, Inc., a Nevada corporation.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
"Excluded Taxes" means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's or such Participant's principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender's or a Participant's failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.
"Existing Agent" means Wells Fargo Bank, National Association, in its capacity as the administrative agent to the Existing First Lien Lenders.
"Existing Bank Product Obligations" means "Bank Product Obligations" as defined in the Existing First Lien Credit Agreement.
"Existing Borrowing Base" means the "Borrowing Base" as calculated in the Existing First Lien Credit Agreement.
"Existing First Lien Credit Agreement" means that certain Credit Agreement, dated as of May 2, 2013 (as amended, restated, supplemented or otherwise modified from time to time prior to the Filing Date, by and among Existing Agent, as Administrative Agent, the lenders party thereto and Borrowers.
"Existing First Lien Lenders" means the lenders party to the Existing First Lien Credit Agreement, and each of their respective successors and assigns.
"Existing Intercreditor Agreement" means that certain Intercreditor Agreement dated as of May 02, 2013, by and between Existing Agent and Existing Term Loan Agent and acknowledged by the Loan Parties, as amended or modified from time to time.
"Existing Letters of Credit" means those letters of credit described on Schedule 2.11 to the Agreement.
"Existing Loan Documents" means the Existing First Lien Credit Agreement and all other "Loan Documents" as defined in the Existing First Lien Credit Agreement.
"Existing Secured Obligations" means all outstanding principal, accrued interest, accrued fees and expenses and any other indebtedness and amounts owing to Existing First Lien Lenders (or the agents therefor) under the Existing Loan Documents and all Existing Bank Product Obligations, whether incurred before or accruing after the Filing Date.
"Existing Term Loan Agent" means the Notes Collateral Agent.
"Existing Term Loan Credit Agreement" means the Senior Note Indenture.
"Existing Term Loan Debt" means the Senior Note Indebtedness.
"Existing Term Loan Documents" means the Senior Note Documents.
"Expendables" means those Spare Parts for which no FAA and original equipment manufacturer authorized refurbishment procedure exists or for which cost of repair or refurbishment would normally exceed that of replacement.
"Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
"Extraordinary Receipts" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, indemnity payments and any purchase price adjustment received in connection with any purchase agreement, but excluding tax refunds, return of insurance premiums and Net Cash Proceeds subject to Sections 2.4(e)(ii), (iv) or (v).
"FAA" means the Federal Aviation Administration.
"FARs" means the rules and regulations of the FAA, including as set forth in Title 14 of the Code of Federal Regulations.
"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it; provided that if the relevant screen rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
"Filing Date" has the meaning set forth in the recitals hereto.
"Final Order" means the order of the Bankruptcy Court entered in the Bankruptcy Cases after a final hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), which order is in effect and not stayed, in the form attached as Exhibit F-1.
"Financial Advisor" means Alvarez & Marsal North America, LLC or such other firm of nationally recognized standing with expertise in financial advisory matters as is acceptable to Agent in its reasonable discretion and that has been retained by Borrowers in accordance with the terms specified in that certain amendment fee letter, dated as of April 29, 2016, by and among Borrowers and Agent (the "Amendment Number Nine Fee Letter").
"Financing Order" means, (i) until the entry of the Final Order, the Interim Order, and (ii) after the entry of the Final Order, the Final Order, together with (a) all non-material amendments, modifications and supplements to such Interim Order or Final Order, as applicable, which are acceptable to Agent in its sole and absolute discretion and (b) all material amendments, modifications and supplements to such Interim Order or Final Order, as applicable, which are acceptable to Agent and Required Lenders.
"First Lien Repayment" a principal amount equal $14,890,364.
"First Lien Repayment Date" means the date of the First Lien Repayment.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
"Foreign Subsidiaries" means (a) each direct Subsidiary of each of EAC and Evergreen, in each case, that is organized in a country other than a state in the United States (the "First Tier Foreign Subsidiaries"), and (b) each Subsidiary of each First Tier Foreign Subsidiary (whether or not such Subsidiary is organized in a state of the United States or is organized in a county other than the United States) (including, for the avoidance of doubt, (i) Dutch Air-Crane, B.V., a private limited partnership organized under the laws of The Netherlands, (ii) CAC Development Canada Ltd., a limited liability company organized under the laws of the province of British Columbia, Canada, (iii) Canadian Air-Crane Ltd, a company organized under the laws of the province of British Columbia, Canada, (iv) Erickson Air-Crane (Malaysia) Sdn. Bhd., a company organized under the laws of Malaysia, (v) Layang Layang Services Sdn. Bhd., a company organized under the laws of Malaysia, (vi) European Air-Crane, S.p.A., a company organized under the laws of Italy, (viii) SIMA, a company organized under the laws of Greece, and (ix) Air Amazonia Ltda, a company organized in Brazil.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"Geneva Convention" means the convention for the International Recognition of Rights in Aircraft, signed (ad referendum) at Geneva, Switzerland, on June 19, 1948, and amended from time to time, but excluding the terms of any adhesion thereto or ratification thereof containing reservations to which the United States of America does not accede.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantor" means (a) EAC Acquisition Corporation, a Delaware corporation, (b) Evergreen Equity, (c) Evergreen Alaska, (d) Evergreen International, (e) each other Subsidiary of EAC that is not a Borrower (other than Foreign Subsidiaries), and (f) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.
"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Agent or a reaffirmation and assumption of the existing Guaranty and Security Agreement under the Existing Loan Documents.
"Hardware" means items such as tape, sealants, gasket material, screws, nuts, bolts, drill bits, drill chuck keys, small hand tools, unions, cleaners, degreasers, and other such items which are not specific to any particular Aircraft.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"Hedge Provider" means (a) Wells Fargo or any of its Affiliates; and (b) any other Lender approved as Hedge Provider in writing by Agent and Borrowers; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
"IFRS" means International Financial Reporting Standards.
"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Taxes" means, any Taxes other than Excluded Taxes.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief (including the Bankruptcy Case).
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of the date of the Existing First Lien Credit Agreement, executed and delivered by each Borrower, each of its Subsidiaries that are party thereto or that become party thereto as required pursuant to a Permitted Intercompany Advance, each of the other Loan Parties, and Agent.
"Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the date hereof between Agent and Term Loan Agent and acknowledged by the Loan Parties, as amended or modified from time to time.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
"Interim Order" means that certain Interim Order Docket No. 40 (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing on a Super-Priority Secured and Priming Basis, (B) Grant Liens and Superpriority Administrative Expense Status (C) Use Cash Collateral of the Existing First Lien Parties and Existing Second Lien Parties and (D) Grant Adequate Protection to the Existing First Lien Parties and Second Lien Parties, and (E) Enter Into DIP Revolving Credit Facility and DIP Term Facility, (II) Modifying the Automatic Stay (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and 4001(c), and (IV) Granting Related Relief entered in the Bankruptcy Case.
"International Registry" means the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry thereto.
"International Registry Procedures" means the official English language text of the procedures for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.
"International Registry Regulations" means the official English language text of the regulations for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.
"Inventory" means inventory (as that term is defined in the Code), whether an interest in which is acquired prior to, on, or after the Filing Date.
"Inventory Reserves" means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.
"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
"Issuing Bank" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.
"Landlord Reserve" means, as to each location at which a Borrower has Eligible Inventory located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months' rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months' rent under the lease relative to such location; provided that no Landlord Reserve with respect to any Eligible Inventory at a particular location shall exceed the value of such Eligible Inventory from such location included in the Borrowing Base.
"Lead Arranger" has the meaning set forth in the preamble to the Agreement.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with each Borrower or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Borrower or its Subsidiaries, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent's and each Lender's reasonable costs and expenses (including reasonable documented attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with any Borrower or any of its Subsidiaries, (i) Agent's reasonable documented costs and expenses (including reasonable documented attorneys' fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent's and each Lender's reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with the Bankruptcy Case or with such other "workout," "restructuring," or Insolvency Proceedings concerning any Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, including any such costs and expenses incurred in connection with any action to lift the automatic stay of Section 362 of the Bankruptcy Code, or any other action or participation by any member of the Lender Group in the Bankruptcy Case, including any contested matters or adversary proceedings, to the extent related to any of the foregoing.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Less Than $1500 Inventory" means Spare Parts Inventory of EAC with a book value of less than $1,500.
"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Issuing Bank (and, in any event, shall include the Existing Letters of Credit).
"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its Permitted Discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a payment made by Issuing Bank pursuant to a Letter of Credit.
"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Letter of Credit Usage on such date.
"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.
"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"LIBOR Notice" means a written notice in the form of Exhibit L-1 to the Agreement.
"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"LIBOR Rate" means rate per annum rate appearing on Macro*World's (https://capitalmarkets.mworld.com; the "Service") Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
"LIBOR Rate Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.
"LIBOR Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing, including all "liens" as defined by Section 101(37) of the Bankruptcy Code.
"Loan" shall mean any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.
"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Loan Documents" means the Agreement, the Financing Order, the Control Agreements, the Borrowing Base Certificate, the Guaranty and Security Agreement, Aircraft and Engine Security Agreements, the Spare Parts Security Agreements, the Intercreditor Agreements, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, or reaffirmed and assumed by any Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
"Loan Party" means any Borrower or any Guarantor.
"Maintenance Program" means an FAA approved maintenance program for each Loan Party's Aircraft, Engines, and Spare Parts in accordance with the applicable manufacturer's maintenance planning document and maintenance manuals.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.
"Material Adverse Effect" means, other than, in each case, the commencement and continuation of the Bankruptcy Case and/or the consummation of the transactions contemplated by the Loan Parties' "first day" pleading reviewed by the Agent and the Required Lenders, (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of Borrowers' and their Subsidiaries ability to perform their obligations under the Loan Documents and Existing Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations, Existing Secured Obligations, Loan Documents or Existing Loan Documents or realize upon all or a material portion of the Collateral or Existing Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent) or any Collateral in the Borrowing Base, or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral or Existing Agent's Liens with respect to the Existing Collateral.
"Material Contract" means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of 10% of consolidated gross revenues of EAC and its Subsidiaries, taken as a whole (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium), (b) each contract or agreement to which such Person is a party and that such Person is required to file with the SEC under Item 1.01 of Form 8-K of the SEC, (c) the Senior Notes Documents, (d) the Seller Notes, (e) the Preferred Equity Documents, and (f) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.
"Maturity Date" means the earlier of (i) May 8, 2017 and (ii) the maturity date under the Term Debt Credit Agreement.
"Maximum Revolver Amount" means $130,763,851.06 minus, after the First Lien Repayment Date, the First Lien Repayment.
"Milestones" has the meaning set forth in Section 5.22.
"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.
"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
"NATO" means North Atlantic Treaty Organization.
"Net Cash Proceeds" means:
(a)    with respect to any sale or disposition by any Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) consented to by Agent in advance in writing and deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and
(b)    with respect to the issuance or incurrence of any Indebtedness by any Borrower or any of its Subsidiaries, or the issuance by any Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, and are properly attributable to such transaction.
"Net Orderly Liquidation Value" means, as of any date of determination, the value of Eligible Inventory, Eligible PPO Inventory, or Eligible Aircraft, as applicable, that is estimated to be recoverable in an orderly liquidation of such Inventory, Eligible PPO Inventory, or Eligible Aircraft, net of all associated costs and expenses of such liquidation, such value to be determined as to each Eligible Aircraft and each category of Inventory and PPO Inventory and to be as specified in the most recent appraisal received by Agent, with the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion, from an appraisal company reasonably acceptable to Agent.
"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.
"Notes Collateral Agent" means Wilmington Trust, National Association, not in its individual capacity, but solely in its capacity as collateral agent under the Senior Notes Documents, including its successors and assigns in such capacities from time to time.
"Obligations" means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of the Bankruptcy Case or any other Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in the Bankruptcy Case or any other Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of the Bankruptcy Case or any other Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. The Obligations shall not include the Refinancing Accommodation Fee to the extent such fee is waived or not payable pursuant to the Support Agreement.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Overadvance" means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.
"Patent Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.13 of the Agreement.
"Perfection Certificate" means a certificate in the form of Exhibit P-1 to the Agreement.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
"Permitted Dispositions" means:
(a)    (i) the lease or sublease of Aircraft in the ordinary course of business, (ii) with the prior written consent of Required Lenders, the sale, abandonment, or other disposition of Equipment and Aircraft that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business, except that Required Lender consent shall not be required with respect to sales, abandonment or other dispositions of Equipment having a fair market value less than $30,000 indivdually and $180,000 in the aggregate, and (iii) with the prior written consent of Required Lenders, the leases or subleases of Real Property not used in the conduct of the business of Borrowers and their Subsidiaries,
(b)    sales of Spare Parts Inventory to buyers in the ordinary course of business,
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)    any sale or other disposition described in Schedule 5.21,
(f)    the granting of the Liens securing the Term Debt and other Permitted Liens,
(g)    any involuntary loss, damage or destruction of property,
(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)    with the prior written consent of Required Lenders, the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business and in accordance with the Budget,
(j)    only in connection with the compromise or collection thereof, the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business for a discount of not more than 7.5% less than the face amount of such account receivable or $500,000 for all such settlements, compromises, sales or discounts in the aggregate, or as otherwise consented to by Agent,
(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Borrower and any of its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
(l)    [reserved],
(m)    the making of Permitted Investments,
(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets from one Loan Party to another Loan Party,
(o)    [reserved],
(p)    Permitted Sale-Leaseback Transactions listed on Schedule P-3,
(q)    [reserved ],
(r)    [reserved],
(s)    so long as no Default or Event of Default has occurred and is continuing the exchange or swap of Engines or Aircraft (other than the Aircranes) for other like assets to the extent not prohibited under applicable law (excluding, if the exchange is being done pursuant to Section 1031 of the IRC (or comparable or successor provision), any boot thereon permitted by such provision) of comparable or greater fair market value and which are necessary or useful in the business of Borrowers and their Subsidiaries; provided that (i) if the exchange or swap involves Aircraft, Borrowers shall have delivered to Agent an appraisal in form satisfactory to Agent and from an appraiser satisfactory to Agent, in each case, in its Permitted Discretion, of the fair market value of the assets that are the subject of the exchange or swap, (ii) if (A) Engines with a fair market value of $6,000,000 or more have been disposed of pursuant to this clause (s) during the current fiscal year, and (B) the exchange or swap involves the disposition by any Loan Party of any Engine with a fair market value in excess of $300,000 (in the case of clauses (A) and (B), pursuant to an appraisal or other evidence satisfactory to Agent in its Permitted Discretion), Borrowers shall have delivered to Agent an appraisal in form satisfactory to Agent and from an appraiser satisfactory to Agent, in each case, in its Permitted Discretion, of the fair market value of the assets that are the subject of the exchange or swap, (iii) Borrowers shall identify each exchange or swap consummated pursuant to this clause (s), and the fair market value of the assets that are the subject of such exchange or swap in the Compliance Certificate that they next deliver pursuant to the terms of the Agreement, and (iv), Borrowers shall have delivered an updated Borrowing Base Certificate to Agent excluding such disposed of assets from the Borrowing Base, and
(t)    [reserved].
"Permitted Holder" means Sponsor.
"Permitted Indebtedness" means:
(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)    endorsement of instruments or other payment items for deposit,
(e)    Existing Secured Obligations, including any Indebtedness reinstated by the Bankruptcy Court and constituting Reinstated Existing Secured Obligations,
(f)    Senior Note Indebtedness,
(g)    Indebtedness consisting of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees, letters of credit and similar obligations provided to any Governmental Authority or other Person and assuring payment of contingent liabilities,
(h)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(i)     performance guaranties in the ordinary course of business and consistent with industry practices of the obligations of suppliers, customers, Governmental Authorities, franchisees and licensees,
(j)    the incurrence by any Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrowers' and their Subsidiaries' operations and not for speculative purposes,
(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,
(l)    Indebtedness owing to a fronting bank issuing a foreign currency denominated letter of credit at the request of Borrowers, which foreign currency denominated letter of credit is secured by a Letter of Credit issued in accordance with the terms of this Agreement payable to such fronting bank,
(m)    the Existing Term Loan Debt, plus any capitalized interest and fees thereon and any refinancing of such Indebtedness to the extent permitted by the Existing Intercreditor Agreement,
(n)    the Term Debt and any refinancing of such Indebtedness, to the extent permitted by the Financing Order,
(o)    Indebtedness composing Permitted Investments,
(p)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(q)    [reserved],
(r)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(s)    [reserved],
(t)    Indebtedness under the Seller Notes in an aggregate principal amount not to exceed the sum of (i) $17,500,000;
(u)    [reserved], and
(v)    Any other unsecured Indebtedness (other than for borrowed funds) incurred by any Borrower or any of its Subsidiaries in an aggregate amount outstanding not to exceed $300,000 at any one time.
"Permitted Intercompany Advances" means loans, contributions, and Restricted Payments made by (a) a Loan Party to another Loan Party so long as the parties thereto are party to the Intercompany Subordination Agreement, (b) a Subsidiary of a Borrower that is not a Loan Party to another Subsidiary of a Borrower that is not a Loan Party, and (c) a Subsidiary of a Borrower that is not a Loan Party to a Loan Party so long as the parties thereto are party to the Intercompany Subordination Agreement.
"Permitted Investments" means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances made in connection with purchases of goods or services in the ordinary course of business,
(d)    deposits of cash outstanding on the Filing Date made in the ordinary course of business to secure performance of operating leases,
(e)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(f)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,
(g)    guarantees permitted under the definition of Permitted Indebtedness,
(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under the definition of Permitted Indebtedness,
(j)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law, and
(k)    Permitted Intercompany Advances.
"Permitted Liens" means
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date,
(e)    (i) the interests of lessors under operating leases and non-exclusive licensors under license agreements, and (ii) the lease of Aircraft in the ordinary course of business,
(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired, and (iii) such Lien does not attach to any of the Aircraft or Spare Parts,
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)    Liens on amounts deposited to secure any Borrower's and its Subsidiaries obligations in connection with worker's compensation or other unemployment insurance,
(i)    Liens on amounts deposited to secure any Borrower's and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j)    Liens on amounts deposited to secure any Borrower's and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(l)    Liens granted or authorized by the Financing Orders, including, without limitation, replacement Liens granted to Existing Agent,
(m)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and in existence on the Filing Date,
(n)    rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of Deposit Accounts in the ordinary course of business,
(o)    Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods,
(p)    [reserved],
(q)    Liens granted to, or for the benefit of, Agent to secure the Existing Secured Obligations,
(r)    Liens in and to the Collateral held by Notes Collateral Agent to secure the Senior Note Indebtedness or any permitted Refinancing Indebtedness in respect of the Senior Note Indebtedness, so long as such Liens are subject to the Existing Intercreditor Agreement and the holders of such Refinancing debt bind themselves (in a writing addressed to Agent) to the terms of the Existing Intercreditor Agreement,
(s)    Liens granted or permitted under the Financing Order, Interim Order or the Final Order, and
(t)    the Carveout.
"Permitted Priority Liens" means (i) all Permitted Liens permitted to have priority over the Liens in favor of Agent and Lenders, solely to the extent that such Liens are valid, perfected and non-avoidable as of the Filing Date or that arise thereafter by operation of law and are otherwise senior to the Liens in favor of Agent and Lenders under applicable law, subject to the terms of the Financing Order and otherwise agreed to by Agent and (ii) all Liens in favor of Term Loan Agent with respect to the Term Loan Priority Account.
"Permitted Protest" means the right of any Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $12,000,000.
“Permitted Sale-Leaseback Transaction” means the sale or other disposition of Aircraft or Engines listed on Schedule P-3 as of the Closing Date, owned by a Borrower in a transaction in which the following conditions were satisfied: (a) immediately before and after giving effect to such sale, no Event of Default existed, (b) such sale is for fair market value, (c) such Borrower leased back such Aircraft or Engine, as applicable, at fair market value, (d) such sale was to a Person that is not an Affiliate of a Borrower or if such sale is to a Person that is an Affiliate of a Borrower, such sale was no less favorable, taken as a whole, to a Borrower than would be obtained in an arm’s length transaction with a non-Affiliate, and (e) with respect to any Aircraft or Engine subject to any Liens, the cash consideration received by a Borrower in connection with the Permitted Sale-Leaseback Transaction, was equal to or greater than the amount necessary to satisfy all Liens (and the obligations they secure) on such Aircraft or Engine (or the buyer of such Aircraft or Engine is purchasing such Aircraft or Engine subject to all such Liens).
"Permitted Spare Parts Installation" means the installation of Spare Parts on Aircraft in accordance with Section 5.19(e) of the Agreement.
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Platform" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"PMA Parts" means Spare Parts that have been certified by DOT for manufacture by a Person other than the original part manufacturer pursuant to a DOT or FAA design and production approval procedure.
"Preferred Equity" means the Equity Interests issued pursuant to the Preferred Equity Documents.
"Preferred Equity Documents" means that certain (c) First Lien Securities Purchase Agreement, dated as of March 18, 2013, by and among EAC, Evergreen International Aviation, Inc., an Oregon corporation, the Initial Consenting Investors party thereto, (b) Second Lien Stock Purchase Agreement, dated as of March 18, 2013, by and among EAC, Evergreen International Aviation, Inc., and the Investors party thereto, and (c) the Certificate of Designation of Mandatorily Convertible Cumulative Participating Preferred Stock, Series A of EAC, dated as of May 2, 2013.
"Prepetition Closing Date" means May 2, 2013.
"Prepetition First Lien Loans" means the principal amount of loans outstanding under the Existing First Lien Credit Agreement.
"Prohibited Senior Notes Amendment" means in respect of any one or more of the Senior Notes Documents, any one or more of the following:
(a)    contravene the provisions of the Existing Intercreditor Agreement;
(b)    increase the cash pay portion of any interest rate on the Senior Notes by more than 3.00 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate) or add any new recurring fees;
(c)    change to earlier dates any dates upon which payments of principal or interest are due thereon;
(d)    change the redemption, repurchase, mandatory prepayment, or defeasance provisions thereof;
(e)    change any covenants, defaults, or events of default under any Senior Notes Document (including the addition of covenants, defaults, or events of default not contained in the Senior Notes Documents as in effect on the date hereof) to restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under the Senior Notes Documents as in effect on the date hereof or to restrict any Loan Party from the sale or other disposition of any assets that would otherwise be permitted under the Senior Notes Documents as in effect on the date hereof;
(f)    change any default, event of default, or "Event of Default", as such term is defined in any Senior Notes Document, as of the date hereof, in a manner adverse to the Loan Parties thereunder (it being understood that any waiver of any such default, event of default, or "Event of Default", as such term is defined in any Senior Notes Document, as of the date hereof, in and of itself, shall not be deemed to be adverse to the Loan Parties); or
(g)    increase the non-monetary obligations of the Loan Parties thereunder or confer any additional rights on the Noteholders that would be adverse to the Lenders.
"Prohibited Term Debt Document Amendment" means in respect of any one or more of the Term Debt Documents, any one or more of the following:
(a)    contravene the provisions of the Intercreditor Agreement;
(b)    increase the cash pay portion of any interest rate on the Senior Notes by more than 3.00 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate) or add any new recurring fees;
(c) change to earlier dates any dates upon which payments of principal or interest are due thereon;
(d)    change the redemption, repurchase, mandatory prepayment, or defeasance provisions thereof;
(e)     change any covenants, defaults, or events of default under any Term Debt Document (including the addition of covenants, defaults, or events of default not contained in the Term Debt Documents as in effect on the date hereof) to restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under the Term Debt Documents as in effect on the date hereof or to restrict any Loan Party from the sale or other disposition of any assets that would otherwise be permitted under the Term Debt Documents as in effect on the date hereof; or
(a)    change any default, event of default, or "Event of Default", as such term is defined in any Term Debt Document, as of the date hereof, in a manner adverse to the Loan Parties thereunder (it being understood that any waiver of any such default, event of default, or "Event of Default", as such term is defined in any Term Debt Document, as of the date hereof, in and of itself, shall not be deemed to be adverse to the Loan Parties).
"Projections" means Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Propeller" means a "propeller" as defined in the Federal Aviation Act, 49 U.S.C. Section 40102(a).
"Pro Rata Share" means, as of any date of determination:
(a)    with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)     with respect to a Lender's obligation to participate in the Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Bank, and with respect to such Lender's right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination,
(c)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"Public Lender" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Qualified Equity Interest" means and refers to (a) any Equity Interests issued by EAC (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest; and (b) the Preferred Equity.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Borrower or one of its Subsidiaries and the improvements thereto.
"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by any Borrower or one of its Subsidiaries (other than the Foreign Subsidiaries) with a fair market value in excess of $2,500,000.
"Receivable Reserves" means, as of any date of determination, subject to Section 2.1(c), those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Refinancing Accommodation Fee" means the fee as defined and set forth in that certain Amendment Fee Letter dated as of July 22, 2016, between Borrowers and Existing Agent.
"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
"Register" has the meaning set forth in Section 13.1(h) of the Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.
"Reinstated Existing Secured Obligations" means any Existing Secured Obligations constituting an Avoided Payment, to the extent such obligations have been reinstated, in each case, pursuant to, and subject to the requirements and terms of the final and nonappealable order of the Bankruptcy Court.
"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Repairable Inventory" means Inventory of a Borrower consisting of Spare Parts that need to be and can be economically overhauled or refurbished and repaired prior to being, and thereupon will be suitable for installation in accordance with the FAA regulations and the manufacturer's recommendation.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Required Lenders" means, at any time, Lenders having or holding more than 66-2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders (who are not Affiliates of one another).
"Reserves" means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.
"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by EAC (including any payment in connection with any merger or consolidation involving EAC) or to the direct or indirect holders of Equity Interests issued by EAC in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by EAC, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving EAC) any Equity Interests issued by EAC, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of EAC now or hereafter outstanding, and (d) make, or cause or suffer to permit any of any Borrower's or any of its Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
"Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
"Revolving Lender" means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.
"Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"Rotables" means those Spare Parts that, in accordance with the FARs and the original equipment manufacturer's recommendations, can be repeatedly and economically restored to a serviceable condition over a period approximating or exceeding the life of the flight equipment to which they are related.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.
"S&P" has the meaning specified therefor in the definition of Cash Equivalents.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Securities Account" means a securities account (as that term is defined in the Code).
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Seller" means Evergreen International Aviation, Inc.
"Seller Debt" means the unsecured Indebtedness issued under the Seller Notes.
"Seller Notes" means those certain notes issued by EAC in favor of the Seller's existing first lien lenders (including Wells Fargo, Goldman Sachs, and others), in an aggregate principal amount of $17,500,000.
"Senior Note Documents" means the Senior Notes, the Senior Note Indenture, and all other agreements, documents and instruments entered into now or in the future in connection with the Senior Notes or the Senior Notes Indenture.
"Senior Note Indebtedness" means the Indebtedness incurred by EAC and guaranteed by the other Loan Parties under the Senior Note Documents in an aggregate principal amount not to exceed $400,000,000 and any notes issued in exchange on substantially the same terms and as referenced in the Senior Note Indenture.
"Senior Note Indenture" means the Indenture, dated May 2, 2013, governing the Senior Notes, by and among EAC, as Issuer, the guarantors from time to time party thereto and the Notes Collateral Agent.
"Senior Notes" means the Senior Notes due 2020 issued pursuant to the Senior Note Indenture.
"Serviceable New Inventory" means Spare Parts Inventory that is purchased as new and in a condition suitable for immediate installation.
"Serviceable Used Inventory" means used cores that have been overhauled or have had minor repairs.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
"Spare Parts" means any "appliance" or "spare part" as defined in Section 40102 of the Federal Aviation Act.
"Spare Parts Inventory" means original equipment manufacturer approved Rotables, Expendables, and other Spare Parts of Spare Parts Loan Parties and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may not be revised by Agent to address the results of any appraisal or valuation performed by Agent from time to time after the Closing Date.
(a)    it is a Spare Part that is damaged, defective, obsolete or unserviceable, does not comply with all original equipment manufacturer quality assurance recommendations, is not new or has not been rehabilitated to a fully serviceable condition, has not been maintained in accordance with the FARs, or is not in a condition or is otherwise not available for immediate use by a Borrower in its Certificated Air Carrier operations in compliance with the FARs,
(b)    it does not have (i) full FAA serviceability tags (or, if applicable, full back-to-birth traceability), or (ii) all manuals, documents, and records required by the FARs or the manufacturer of such Spare Part,
(c)    it has been installed on any airframe, Engine, Propeller, other Spare Part, or any other item of Equipment or otherwise become an accession, or is subject to a pooling, exchange, borrowing, leasing, consignment, or other similar arrangement,
(d)    it does not conform in all material respects to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by any Governmental Authority which has regulatory authority over such Spare Part or its use or by the manufacturer of such Spare Part and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,
(e)    other than with respect to Spare Parts of EAC and Evergreen Equity, it is a Spare Part as to which Agent, as secured party, under the Spare Parts Security Agreements, with respect thereto does not have the benefits of Section 1110 of the Bankruptcy Code in connection with a case under Chapter 11 of the Bankruptcy Code with respect to the applicable Borrower, and
(f)    it is Hardware or Hazardous Materials.
Notwithstanding the above exclusions from Spare Parts Inventory, all representations, warranties and covenants applicable to Spare Parts Inventory shall apply to any Spare Parts designated as Spare Parts Inventory in the most recent Borrowing Base Certificate delivered to Agent.
"Spare Parts Loan Party" means each of Borrower, Evergreen Equity, and Evergreen Alaska.
"Spare Parts Security Agreements" means one or more spare parts security agreements among one or more of the Spare Parts Loan Parties and Agent, in form suitable for filing with the FAA and otherwise in form reasonably satisfactory to Agent.
"Spare Parts Tracking System" means the computerized spare parts inventory control and tracking system operated by EAC on the Closing Date as such system may be changed after the Closing Date in a manner acceptable to Agent.
"Sponsor" means Centre Lane Partners and its Affiliates.
"Standard Letter of Credit Practice" means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
"Subject Holder" has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.
"Subordinated Indebtedness" means any unsecured Indebtedness of any Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated "senior debt" (including the Obligations"), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
"Support Agreement" means that certain Creditor Support Agreement dated as of November 8, 2016, by and among certain of the Lenders and certain holders of the Term Debt.
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section1a(47) of the Commodity Exchange Act.
"Swing Lender" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.
"Syndication Agent" has the meaning set forth in the preamble to the Agreement.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Term Debt" means all outstanding principal, accrued interest, accrued fees and expenses and any other indebtedness and amounts owing to Term Debt Lenders (or the agents therefor) under the Term Debt Documents.
"Term Debt Credit Agreement" means that certain Debtor-in-Possession Credit Agreement, dated as of the date hereof among Borrower, Term Loan Agent, and the Loan Parties and Term Debt Lenders, as amended, restated, replaced or otherwise modified from time to time as permitted herein.
"Term Debt Documents" means the Term Debt Credit Agreement and each other document securing or evidencing the Term Debt as in effect on the date hereof.
"Term Debt Lenders" means the lenders party to the Term Debt Credit Agreement.
"Term Loan Agent" means Wilmington Savings Fund Society FSB, as administrative agent and collateral agent under the Term Debt Credit Agreement.
"Term Loan Priority Account" means Account #210400800 titled Erickson Incorporated DIP TL, maintained by the Term Loan Agent for the Administrative Borrower into which the proceeds of the term loan advances pursuant to the Term Debt Documents are deposited.
"Termination Date" means the earliest of (i) the Maturity Date, (ii) 34 days after the Filing Date if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of the period ending 33 days after the Filing Date, unless otherwise extended by Agent; (c) the consummation of any Section 363 sale of all or substantially all of the Borrowers' assets; (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date”) of a plan of reorganization filed in the Case that is confirmed pursuant to an order entered by the Bankruptcy Court; and (e) the acceleration of the loans and the termination of the commitment with respect to the Revolver Commitments in accordance with the Loan Documents.
“Test Period” means (i) with respect to actual “Receipts” under Section 7(i) and actual “Operating Disbursements” under Section 7(ii), (x) initially, the four-week period commencing on October 29, 2016 and ending on November 25, 2016 and (y) thereafter, each rolling four-week period ending on the Friday of each week thereafter and (ii) with respect to actual “Cash Flow after Debt Service” under Section 7(iii), the period commencing on October 29, 2016 and ending on the Friday of each week thereafter.
"Trademark Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"United States" means the United States of America.
“Variance Report” means a report, in each case certified by an Authorized Officer of the Borrowers, in form and substance satisfactory to the Agent, delivered in accordance with Section 5.22, which shall include (a)(i) actual “Receipts” and “Operating Disbursements” on an aggregate basis for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report was delivered and (ii) actual “Cash Flow after Debt Service” on a cumulative basis from October 29, 2016 for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report was delivered and (b) the variance in Dollar amounts of such actual “Receipts”, “Operating Disbursements” and “Cash Flow after Debt Service” for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report was delivered of such amounts from the corresponding projected amounts therefor set forth in the applicable Budget.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
"Warranties" means the rights of Borrowers under any existing or hereinafter acquired warranty or indemnity, express or implied, regarding title, materials, workmanship, design, or patent infringement or related matters in respect of the Aircraft, Engines, or Spare Parts..
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.